EXECUTION COPY






                           364-DAY
                   COMPETITIVE ADVANCE AND
             REVOLVING CREDIT FACILITY AGREEMENT


                 Dated as of March 21, 1994


                            among


                         EG&G, INC.,


                  THE LENDERS NAMED HEREIN


                             and


                       CHEMICAL BANK,


                   as Administrative Agent

                      TABLE OF CONTENTS


                                                        Page

     ARTICLE I.     DEFINITIONS. . . . . . . . . . . . . . 1

       SECTION 1.01.                                 Defined Terms1
       SECTION 1.02.                                 Terms Generally11


     ARTICLE II.    THE CREDITS. . . . . . . . . . . . . .12

       SECTION 2.01. Commitments . . . . . . . . . . . . .12
       SECTION 2.02. Loans . . . . . . . . . . . . . . . .13
       SECTION 2.03. Competitive Bid Procedure . . . . . .15
       SECTION 2.04. Standby Borrowing Procedure . . . . .18
       SECTION 2.05. Facility Fees . . . . . . . . . . . .19
       SECTION 2.06. Repayment of Loans; Evidence of Debt 19
       SECTION 2.07. Interest on Loans . . . . . . . . . .20
       SECTION 2.08. Default Interest. . . . . . . . . . .21
       SECTION 2.09. Alternate Rate of Interest. . . . . .21
       SECTION 2.10. Termination and Reduction
                      of Commitments . . . . . . . . . . .22
       SECTION 2.11. Prepayment. . . . . . . . . . . . . .22
       SECTION 2.12. Reserve Requirements; Change
                      in Circumstances . . . . . . . . . .23
       SECTION 2.13. Change in Legality. . . . . . . . . .25
       SECTION 2.14. Indemnity . . . . . . . . . . . . . .26
       SECTION 2.15. Pro Rata Treatment. . . . . . . . . .27
       SECTION 2.16. Sharing of Setoffs. . . . . . . . . .27
       SECTION 2.17. Payments. . . . . . . . . . . . . . .28
       SECTION 2.18. Duty to Mitigate; Assignment of
                      Commitments Under Certain
                      Circumstances. . . . . . . . . . . .28
       SECTION 2.19. Taxes . . . . . . . . . . . . . . . .29

     ARTICLE III.   REPRESENTATIONS AND WARRANTIES . . . .33

       SECTION 3.01. Corporate Existence and Power . . . .33
       SECTION 3.02. Corporate and Governmental
                      Authorization; Contravention . . . .33
       SECTION 3.03. Binding Effect. . . . . . . . . . . .33
       SECTION 3.04. Financial Information . . . . . . . .34
       SECTION 3.05. Litigation. . . . . . . . . . . . . .34
       SECTION 3.06. Compliance with ERISA . . . . . . . .34
       SECTION 3.07. Taxes . . . . . . . . . . . . . . . .35
       SECTION 3.08. Subsidiaries. . . . . . . . . . . . .35
       SECTION 3.09. Representations and Warranties of
                      Each Borrowing Subsidiary. . . . . .35
       SECTION 3.10. Federal Reserve Regulations . . . . .36
       SECTION 3.11. Investment Company Act; Public
                      Utility Holding Company Act. . . . .37
       SECTION 3.12. Environmental and Safety Matters. . .37


     ARTICLE IV.    CONDITIONS OF LENDING. . . . . . . . .38

       SECTION 4.01. All Borrowings. . . . . . . . . . . .38
       SECTION 4.02. Closing Date. . . . . . . . . . . . .38
       SECTION 4.03. First Borrowing by Each
                      Borrowing Subsidiary . . . . . . . .39

     ARTICLE V.     COVENANTS. . . . . . . . . . . . . . .40

       SECTION 5.01. Information . . . . . . . . . . . . .40
       SECTION 5.02. Corporate Existence; Businesses and
                      Properties . . . . . . . . . . . . .42
       SECTION 5.03. Insurance . . . . . . . . . . . . . .42
       SECTION 5.04. Litigation and Other Notices. . . . .43
       SECTION 5.05. Maintaining Records; Access to
                      Properties and Inspections . . . . .43
       SECTION 5.06. Fixed Charge Coverage . . . . . . . .43
       SECTION 5.07. Net Debt to Capitalization Ratio. . .43
       SECTION 5.08. Negative Pledge . . . . . . . . . . .43
       SECTION 5.09. Consolidations, Mergers and
                      Sales of Assets. . . . . . . . . . .45


     ARTICLE VI.    EVENTS OF DEFAULT. . . . . . . . . . .45


     ARTICLE VII.   GUARANTEE. . . . . . . . . . . . . . .49


     ARTICLE VIII.  THE ADMINISTRATIVE AGENT . . . . . . .51


     ARTICLE IX.    MISCELLANEOUS. . . . . . . . . . . . .55

        SECTION 9.01. Notices. . . . . . . . . . . . . . .55
        SECTION 9.02. Survival of Agreement. . . . . . . .55
        SECTION 9.03. Binding Effect . . . . . . . . . . .56
        SECTION 9.04. Successors and Assigns . . . . . . .56
        SECTION 9.05. Expenses; Indemnity. . . . . . . . .59
        SECTION 9.06. Applicable Law . . . . . . . . . . .60
        SECTION 9.07. Waivers; Amendment . . . . . . . . .60
        SECTION 9.08. Entire Agreement . . . . . . . . . .61
        SECTION 9.09. Severability . . . . . . . . . . . .62
        SECTION 9.10. Counterparts . . . . . . . . . . . .62
        SECTION 9.11. Headings . . . . . . . . . . . . . .62
        SECTION 9.12. Right of Setoff. . . . . . . . . . .62
        SECTION 9.13. Jurisdiction; Consent to
                       Service of Process62
        SECTION 9.14. Waiver of Jury Trial . . . . . . . .63
        SECTION 9.15. Addition of Borrowing Subsidiaries .63
        SECTION 9.16. Confidentiality. . . . . . . . . . .64
        SECTION 9.17. Collateral . . . . . . . . . . . . .65
        SECTION 9.18. Interest Rate Limitation . . . . . .65

     Exhibits

Exhibit A-1  Form of Competitive Bid Request
Exhibit A-2  Form of Notice of Competitive Bid Request
Exhibit A-3  Form of Competitive Bid
Exhibit A-4  Form of Competitive Bid Accept/Reject Letter
Exhibit A-5  Form of Standby Borrowing Request
Exhibit B    Administrative Questionnaire
Exhibit C    Form of Assignment and Acceptance
Exhibit D-1  Form of Opinion of Murray Gross, Esq.
Exhibit D-2  Form of Opinion of Murray Gross, Esq.
Exhibit E    Form of Borrowing Subsidiary Agreement

Schedules

Schedule 2.01       Commitments
Schedule 3.08       Subsidiaries
Schedule 3.12(a)    Environmental and Safety Matters
Schedule 3.12(b)    Environmental and Safety Matters
Schedule 3.12(c)    Environmental and Safety Matters
/TABLE

   COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT (the "Agreement") dated as of March 21, 1994, among EG&G, INC., a Massachusetts corporation (the "Company"), the Borrowing Subsidiaries (as such term is defined herein; together with the Company, the "Borrowers"), the lenders listed in Schedule 2.01 (the "Lenders") and CHEMICAL BANK, a New York banking corporation, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

   The Lenders have been requested to extend credit to the Borrowers to enable them to borrow on a standby revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date a principal amount not in excess of $175,000,000 at any time outstanding. The Lenders have also been requested to provide a procedure pursuant to which the Borrowers may invite the Lenders to bid on an uncommitted basis on short-term borrowings by the Borrowers. The proceeds of all such borrowings are to be used for general corporate purposes, including commercial paper back-up and to finance acquisitions. The Lenders are willing to extend such credit on the terms and subject to the conditions herein set forth. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in Article I.

   Accordingly, the parties hereto agree as follows:

                         ARTICLE I

                        Definitions

   SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

   "ABR Borrowing" shall mean a Borrowing comprised of ABR
Loans.

   "ABR Loan" shall mean any Standby Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

   "Administrative Questionnaire" shall mean an
Administrative Questionnaire in the form of Exhibit B hereto.

   "Affiliate" shall mean, when used with respect to a specified person, another person that directly or indirectly controls or is controlled by or is under common control with the person specified.

   "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as released on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so released for any day which is a Business Day, the arithmetic average (rounded upwards to the next 1/100th of 1%), as determined by the Administrative Agent, of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

   "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee in the form of Exhibit C.

   "Board" shall mean the Board of Governors of the Federal
Reserve System of the United States.

   "Board of Directors" shall mean the Board of Directors of the Company or any duly authorized committee thereof.

   "Borrowing" shall mean a group of Loans of a single Type made by the Lenders to a single Borrower (or, in the case of a Competitive Borrowing, by the Lender or Lenders whose Competitive Bids have been accepted pursuant to Section 2.03) on a single date and as to which a single Interest Period is in effect.

   "Borrowing Subsidiary" shall mean any Subsidiary which shall have executed and delivered to the Administrative Agent and each Lender a Borrowing Subsidiary Agreement.

   "Borrowing Subsidiary Agreement" shall mean an agreement, in the form of Exhibit E hereto, duly executed by the Company and a Subsidiary.

   "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New
York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

   "A Change in Control" shall be deemed to have occurred if
(a) any person or group of persons shall have acquired beneficial ownership of more than 50% of the outstanding Voting Shares of the Company (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder), or (b) during any period of 12 consecutive months, commencing before or after the date of this Agreement, individuals who on the first day of such period were directors of the Company (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Company.

   "Closing Date" shall mean the date hereof.

   "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

   "Commitment" shall mean, with respect to each Lender, the commitment of such Lender hereunder as set forth as of the Closing Date in Schedule 2.01 hereto as such Lender's Commitment may be permanently terminated or reduced from time to time pursuant to Section 2.10. The Commitment of each Lender shall automatically and permanently terminate on the Maturity Date if not terminated earlier pursuant to the terms hereof.

   "Competitive Bid" shall mean an offer by a Lender to make a Competitive Loan pursuant to Section 2.03.

   "Competitive Bid Accept/Reject Letter" shall mean a notification made by a Borrower pursuant to Section 2.03(d) in the form of Exhibit A-4.

   "Competitive Bid Rate" shall mean, as to any Competitive
Bid, (i) in the case of a Eurodollar Loan, the Margin, and
(ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

   "Competitive Bid Request" shall mean a request made pursuant to Section 2.03 in the form of Exhibit A-1.

   "Competitive Borrowing" shall mean a Borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted under the bidding procedure described in
Section 2.03.

   "Competitive Loan" shall mean a Loan made pursuant to the bidding procedure described in Section 2.03. Each Competitive
Loan shall be a Eurodollar Competitive Loan or a Fixed Rate
Loan.

   "Consolidated EBIT" shall mean, for any period, Consolidated Net Income of the Company and its Consolidated Subsidiaries excluding the effect of non-cash extraordinary items and accounting changes for such period, plus income taxes during such period, plus the aggregate amount deducted in determining such Consolidated Net Income for such period in respect of Consolidated Net Interest Expense of the Company and its Consolidated Subsidiaries for such period, all determined in accordance with GAAP.

   "Consolidated Net Income" shall mean, for any period, the consolidated net income (or loss) of the Company and its Consolidated Subsidiaries for such period, determined in accordance with GAAP.

   "Consolidated Net Indebtedness" shall mean, for any date,
(a) the sum of all outstanding Indebtedness of the Company and its Consolidated Subsidiaries as of such date less (b)
Eligible Investments as of such date, all determined on a consolidated basis in accordance with GAAP.

   "Consolidated Net Interest Expense" shall mean, for any period, (a) the gross interest expense of the Company and its Consolidated Subsidiaries (excluding the amortization of transaction costs) in respect of Indebtedness included within clauses (i) through (iv) of the definition of Indebtedness for such period minus (b) interest income for such period, all determined in accordance with GAAP.

   "Consolidated Subsidiary" shall mean, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements as of such date.

   "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

   "dollars" or "$" shall mean lawful money of the United States of America.

   "Eligible Investments" shall mean:

   (a) cash and cash equivalents;

   (b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof by the Company or any Subsidiary;

   (c) investments in money market funds the assets of which are invested in obligations of the type described in (b) above
(irrespective of maturity); and

   (d) other money market investments offered by any of the
Lenders or a commercial bank having the    highest credit
rating available from Standard & Poor's Corporation or Moody's Investors Service, Inc. and having maturities of less than 90 days.

   "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as the same may be amended from time to time.

   "ERISA Affiliate" shall mean any trade or business
(whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414 of the Code.

   "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

   "Eurodollar Competitive Loan" shall mean any Competitive
Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

   "Eurodollar Loan" shall mean any Eurodollar Competitive
Loan or Eurodollar Standby Loan.

   "Eurodollar Standby Loan" shall mean any Standby Loan bearing interest at a rate determined by reference to the LIBO
Rate in accordance with the provisions of Article II.

   "Event of Default" shall have the meaning assigned to such term in Article VI.

   "Existing Facilities" shall mean (i) the $150,000,000
Credit Agreement dated July 1, 1988 among the Company and the lenders named therein and (ii) the $150,000,000 Credit
Agreement dated August 19, 1988 among the Company, the lenders named therein and the Bank of New England as agent.

   "Facility A Credit Agreement" shall mean the 3-Year
Competitive Advance and Revolving Credit Facility Agreement dated the date hereof among the parties hereto.

   "Facility Fee" shall have the meaning assigned to such term in Section 2.05(a).

   "Financial Officer" of any corporation shall mean the chief financial officer, principal accounting officer, treasurer or assistant treasurer of such corporation.

   "Fixed Rate Borrowing" shall mean a Borrowing comprised of Fixed Rate Loans.

   "Fixed Rate Loan" shall mean any Competitive Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.

   "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis.

   "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

   "Guaranteed Obligations" shall mean the principal of and interest on the Loans made to, and the other obligations, monetary or otherwise, of, the Borrowing Subsidiaries under this Agreement.

   "Indebtedness" of any person shall mean at any date, without duplication, (i) all obligations of such person for borrowed money (but not including non-recourse obligations of such person), (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, except trade payables and reimbursement obligations in respect of performance bonds and standby letters of credit to the extent the obligations underlying such letters of credit would not be considered Indebtedness, all of which arise in the ordinary course of business, (iii) all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable and accrued expenses arising in the ordinary course of business, (iv) all obligations of such person as lessee under capital leases, (v) all Indebtedness of others secured by a Lien on any asset of such person (but not including non-recourse obligations of such person) and (vi) all Indebtedness of others guaranteed by such person.

   "Interest Payment Date" shall mean (i) as to any Eurodollar Loan for which the Interest Period is 1, 2 or 3 months, the last day of the Interest Period, (ii) as to any Eurodollar Loan for which the Interest Period is 6 months, the last day of the Interest Period and the date that would be the last day of an Interest Period commencing on the same date but having a duration of 3 months, (iii) as to any ABR Loan, the last day of March, June, September and December in each year, or if such day is not a Business Day, the next succeeding Business Day and (iv) as to any Fixed Rate Loan, the last day of the Interest Period applicable thereto.

   "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of
(i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date, and (iii) the date such Borrowing is repaid or prepaid in accordance with Section 2.06 or Section 2.11 and (c) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offers to make the Fixed Rate Loans comprising such Borrowing were extended, which shall not be earlier than seven days after the date of such Borrowing or later than 360 days after the date of such Borrowing; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

   "LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the arithmetic average of the rates at which dollar deposits approximately equal in principal amount to (i) in the case of a Standby Borrowing, the Administrative Agent's portion of such Eurodollar Borrowing and (ii) in the case of a Competitive Borrowing, a principal amount that would have been the Administrative Agent's portion of such Competitive Borrowing had such Competitive Borrowing been a Standby Borrowing, and for a maturity comparable to such Interest Period are offered to the principal London offices of the Administrative Agent (or, if the Administrative Agent does not at the time maintain a London office, the principal London office of any Affiliate of the Administrative Agent) in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

   "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

   "Loan" shall mean a Competitive Loan or a Standby Loan, whether made as a Eurodollar Loan, an ABR Loan or a Fixed Rate
Loan, as permitted hereby.

   "Margin" shall mean, as to any Eurodollar Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the LIBO Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

   "Margin Regulations" shall mean Regulations G, T, U and
X of the Board as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

   "Margin Stock" shall have the meaning given such term under Regulation U of the Board.

   "Material Adverse Effect" shall mean a materially adverse effect on the business, assets, operations or condition, financial or otherwise, of the Company and its Consolidated
Subsidiaries taken as a whole.

   "Maturity Date" shall mean March 20, 1995.

   "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code
Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

   "person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

   "PBGC" shall mean the Pension Benefit Guaranty
Corporation referred to and defined in ERISA.

   "Plan" shall mean any employee pension benefit plan
(other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code that is maintained for current or former employees, or any beneficiary thereof, of the Company or any ERISA Affiliate.

   "Register" shall have the meaning given such term in
Section 9.04(d).

   "Regulation D" shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

   "Reportable Event" shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code
Section 414).

   "Required Lenders" shall mean, at any time, Lenders having Commitments representing more than 50% of the Total
Commitment or, for purposes of acceleration pursuant to clause
(ii) of Article VI, Lenders holding Loans representing more than 50% of the aggregate principal amount of the Loans outstanding.

   "Shareholders' Equity" shall mean, with respect to the Company at any date, (a) the sum of (i) common stock and preferred stock taken at par or stated value at such date,
(ii) capital in excess of par value at such date, (iii) cumulative translation adjustments and other adjustments required by GAAP at such date and (iv) retained earnings (or deficit) at such date minus (b) treasury stock at such date, all determined in accordance with GAAP.

   "Standby Borrowing" shall mean a Borrowing consisting of simultaneous Standby Loans from each of the Lenders.

   "Standby Borrowing Request" shall mean a request made pursuant to Section 2.04 in the form of Exhibit A-5.

   "Standby Loans" shall mean the revolving loans made pursuant to Section 2.04. Each Standby Loan shall be a Eurodollar Standby Loan or an ABR Loan.

   "subsidiary" shall mean, with respect to any person (the "parent"), any corporation, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

   "Subsidiary" shall mean a subsidiary of the Company.

   "Total Commitment" shall mean, at any time, the aggregate amount of Commitments of all the Lenders, as in effect at such time.

   "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall include the LIBO Rate, the Alternate Base Rate and the Fixed Rate.

   "Voting Shares" shall mean, as to any corporation, outstanding shares of stock of any class of such corporation entitled to vote in the election of directors, excluding shares entitled so to vote only upon the happening of some contingency.

   "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

   SECTION 1.02.  Terms Generally.  The definitions in
Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding mascu-line, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with any covenant set forth in Article V, such terms shall be construed in accordance with GAAP as in effect on the date hereof applied on a basis consistent with the application used in preparing the Company's audited financial statements referred to in Section 3.04.


                        ARTICLE II

                         The Credits

   SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Standby Loans to the Borrowers, at any time and from time to time on and after the Closing Date hereof and until the earlier of the Maturity Date and the termination of the Commitment of such Lender, in an aggregate principal amount at any time outstanding not to exceed such Lender's Commitment minus the amount by which the Competitive Loans outstanding at such time shall be deemed to have used such Commitment pursuant to Section 2.15, subject, however, to the conditions that (i) at no time shall (A) the sum of (x) the outstanding aggregate principal amount of all Standby Loans made by all Lenders plus (y) the outstanding aggregate principal amount of all Competitive Loans made by all Lenders exceed (B) the Total Commitment and (ii) at all times the outstanding aggregate principal amount of all Standby Loans made by each Lender shall equal the product of (A) the percentage which its Commitment represents of the Total Commitment times (B) the outstanding aggregate principal amount of all Standby Loans.

   Within the foregoing limits, the Borrowers may borrow, pay or prepay and reborrow Standby Loans hereunder, on and after the Closing Date and prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein.

   SECTION 2.02.  Loans.  (a)  Each Standby Loan shall be
made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Standby Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being under-stood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Competitive Loan shall be made in accordance with the procedures set forth in Section
2.03. The Standby Loans or Competitive Loans comprising any Borrowing shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $5,000,000 (or an aggregate principal amount equal to the remaining balance of the available Commitments).

   (b) Each Competitive Borrowing shall be comprised entirely of Eurodollar Competitive Loans or Fixed Rate Loans, and each Standby Borrowing shall be comprised entirely of Eurodollar Standby Loans or ABR Loans, as any Borrower may request pursuant to Section 2.03 or 2.04, as applicable. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) the Borrowers shall not be liable for increased costs under
Section 2.12 or 2.13 to the extent that (A) such costs could be avoided by the use of a different branch or Affiliate to make Eurodollar Loans and (B) such use would not, in the judgment of such Lender, entail any expense for which such Lender shall not be indemnified hereunder. Borrowings of more than one Type may be outstanding at the same time; provided, however, that no Borrowing shall be requested which, if made, would result in an aggregate of more than 10 separate Standby Borrowings comprised of Eurodollar Loans being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

   (c) Subject to Section 2.02(d), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon, New York City time, and the Administrative Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the applicable Borrower with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Competitive Loans shall be made by the Lender or Lenders whose Competitive Bids therefor are accepted pursuant to Section 2.03 in the amounts so accepted. Standby Loans shall be made by the Lenders pro rata in accordance with Section 2.15. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

   (d) Any Borrower may refinance all or any part of any Borrowing with a Borrowing of the same or a different Type made pursuant to Section 2.03 or Section 2.04, subject to the conditions and limitations set forth herein and elsewhere in this Agreement, including refinancings of Competitive Borrowings with Standby Borrowings and Standby Borrowings with Competitive Borrowings. Any Borrowing or part thereof so refinanced shall be deemed to be repaid in accordance with
Section 2.06 with the proceeds of a new Borrowing hereunder and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Lenders to the Administrative Agent or by the Administrative Agent to the applicable Borrower pursuant to Section 2.02(c); provided, however, that (i) if the principal amount extended by a Lender in a refinancing is greater than the principal amount extended by such Lender in the Borrowing being refinanced, then such Lender shall pay such difference to the Administrative Agent for distribution to the Lender described in (ii) below, (ii) if the principal amount extended by a Lender in the Borrowing being refinanced is greater than the principal amount being extended by such Lender in the refinancing, the Administrative Agent shall return the difference to such Lender out of amounts received pursuant to (i) above and (iii) to the extent any Lender fails to pay the Agent amounts due from it pursuant to (i) above, any Loan or portion thereof being refinanced with such amounts shall not be deemed repaid in accordance with Section 2.06 and shall be payable by the Company.

   SECTION 2.03. Competitive Bid Procedure. (a) In order to request Competitive Bids, a Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Competitive Bid Request in the form of Exhibit A-1 hereto, to be received by the Administrative Agent (i) in the case of a Eurodollar Competitive Borrowing, not later than 10:00 a.m., New York City time, four Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before a proposed Competitive Borrowing. No ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit A-1 may be rejected in the Administrative Agent's sole discretion, and the Administrative Agent shall promptly notify the applicable Borrower of such rejection by telecopy. Each Competitive Bid Request shall refer to this Agreement and specify whether the Borrowing then being requested is to be a Eurodollar Borrowing or a Fixed Rate Borrowing, the date of such Borrowing (which shall be a Business Day), the aggregate principal amount thereof, which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000, and the Interest Period with respect thereto (which may not end after the Maturity Date). Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall invite by telecopy (in the form set forth in Exhibit A-2 hereto) the Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Loans.

   (b) Each Lender invited to bid may, in its sole discretion, make one or more Competitive Bids to the appli-cable Borrower responsive to such Borrower's Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Administrative Agent by telecopy, in the form of Exhibit A-3 hereto, (i) in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing. Multiple bids will be accepted by the Administrative Agent. Competitive Bids that do not conform substantially to the format of Exhibit A-3 may be rejected by the Administrative Agent, and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount (which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested) of the Competitive Loan or Loans that the Lender is willing to make, (y) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Loan or Loans and (z) the Interest Period and the last day thereof.
If any Lender invited to bid shall elect not to make a Competitive Bid, such Lender shall so notify the Administrative Agent by telecopy (I) in the case of Eurodollar Competitive Loans, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (II) in the case of Fixed Rate Loans, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Loan as part of such Competitive Borrowing. A Competitive Bid submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.

   (c) The Administrative Agent shall promptly notify the applicable Borrower, by telecopy, of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each bid. The Administrative Agent shall send a copy of all Competitive Bids to such Borrower for its records as soon as practicable after completion of the bidding process set forth in this
Section 2.03.

   (d) The applicable Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph
(d), accept or reject any Competitive Bid referred to in paragraph (c) above. Such Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any of or all the bids referred to in paragraph (c) above, (x) in the case of a Eurodollar Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (y) in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that (i) the failure of such Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (ii) such Borrower shall not accept a bid made at a particular Competitive Bid Rate if it has decided to reject a bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by such Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (iv) if such Borrower shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted to exceed the amount specified in the Competitive Bid Request, then such Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate, and (v) except pursuant to clause (iv) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further, however, that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner which shall be in the discretion of the applicable Borrower. A notice given pursuant to this paragraph (d) shall be irrevocable.

   (e) The Administrative Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive
Bid Rate) by telecopy, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan or Loans in respect of which its bid has been accepted.

   (f) A Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive
Bid Request.

   (g) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the applicable Borrower one quarter of an hour earlier than the latest time at which the other Lenders are required to submit their bids to the Administrative Agent pursuant to paragraph (b) above.

   (h) All notices required by this Section 2.03 shall be given in accordance with Section 9.01.

   SECTION 2.04. Standby Borrowing Procedure. In order to request a Standby Borrowing, a Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Standby Borrowing Request in the form of Exhibit A-5 (a) in the case of a Eurodollar Standby Borrowing, not later than 10:30 a.m., New York City time, three Business Days before such Borrowing, and (b) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the day of such Borrowing. No Fixed Rate Loan shall be requested or made pursuant to a Standby Borrowing Request. Such notice shall be irrevocable and shall in each case specify (i) whether the Borrowing then being requested is to be a Eurodollar Standby Borrowing or an ABR Borrowing; (ii) the date of such Standby Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Standby Borrowing, the Interest Period with respect thereto, which shall not end after the Maturity Date. If no election as to the Type of Standby Borrowing is specified in any such notice, then the requested Standby Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Standby Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Notwithstanding any other provision of this Agreement to the contrary, no Standby Borrowing shall be requested if the Interest Period with respect thereto would end after the Maturity Date. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.04 and of each Lender's portion of the requested Borrowing.

   SECTION 2.05. Facility Fees. (a) The Company agrees to pay to each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and December 31 (with the first payment being due on March 31, 1994) and on the date on which the Commitment of such Lender shall be terminated as provided herein, a facility fee (a "Facility Fee"), at a rate per annum equal to .08% per annum on the average daily amount of the Commitment of such Lender, whether used or unused, during the preceding quarter (or other period commencing on the date of this Agreement, or ending with the Maturity Date or the date on which the Commitment of such Lender shall be terminated). All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Facility Fee due to each Lender shall commence to accrue on the date of this Agreement, and shall cease to accrue on the earlier of the Maturity Date and the termination of the Commitment of such Lender as provided herein.

   (b) All Facility Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Facility Fees shall be refundable under any circumstances.

   SECTION 2.06  Repayment of Loans; Evidence of Debt.

   (a) Each Borrower hereby agrees that the outstanding principal balance of each Standby Loan shall be payable on the last day of the Interest Period applicable thereto and on the Maturity Date and that the outstanding principal balance of each Competitive Loan shall be payable on the last day of the Interest Period applicable thereto. Each Loan shall bear interest on the outstanding principal balance thereof as set forth in Section 2.07.

   (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement.

   (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender's share thereof.

   (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.06 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

   SECTION 2.07.  Interest on Loans.

   (a) Subject to the provisions of Section 2.08, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to (i) in the case of each Eurodollar Standby Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus 1/4 of 1% and (ii) in the case of each Eurodollar Competitive Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus the Margin offered by the Lender making such Loan and accepted by the applicable Borrower pursuant to
Section 2.03.

   (b) Subject to the provisions of Section 2.08, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, for periods during which the Alternate Base Rate is determined by reference to the Prime Rate and 360 days for other periods) at a rate per annum equal to the Alternate Base Rate.

   (c) Subject to the provisions of Section 2.08, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.03.

   (d) Interest on each Loan shall be payable on each Interest Payment Date applicable to such Loan except as otherwise provided in this Agreement. The applicable LIBO
Rate or Alternate Base Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

   SECTION 2.08. Default Interest. If a Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, such Borrower shall owe interest, payable on demand, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed as provided in Section 2.07(b)) equal to the Alternate Base Rate plus 2%.

   SECTION 2.09. Alternate Rate of Interest. (a) In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined (i) that dollar deposits in the principal amounts of the Eurodollar Loans comprising such Borrowing are not generally available in the London interbank market or (ii) that reasonable means do not exist for ascertaining the LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give telecopy notice of such determination to the Borrowers and the Lenders. In the event of any such determination under clauses (i) or (ii) above, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any request by a Borrower for a Eurodollar Competitive Borrowing pursuant to Section 2.03 shall be of no force and effect and shall be denied by the Administrative Agent and (y) any request by a Borrower for a Eurodollar Standby Borrowing pursuant to Section 2.04 shall be deemed to be a request for an ABR Borrowing.

   (b) In the event a Lender notifies the Administrative Agent that the rates at which dollar deposits are being offered will not adequately and fairly reflect the cost to such Lender of making or maintaining its Eurodollar Loan during such Interest Period, the Administrative Agent shall notify the applicable Borrower of such notice and until the Lender shall have advised the Administrative Agent that the circumstances giving rise to such notice no longer exist, any request by such Borrower for a Eurodollar Standby Borrowing shall be deemed a request for an ABR Borrowing for the same Interest Period with respect to such Lender.

   (c) Each determination by the Administrative Agent hereunder shall be made in good faith and shall be conclusive absent manifest error.

   SECTION 2.10.  Termination and Reduction of Commitments.

   (a) The Commitments shall be automatically terminated on the Maturity Date.

   (b) Upon at least three Business Days' prior irrevocable telecopy notice to the Administrative Agent, the Company may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction of the Total Commitment shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000 and
(ii) no such termination or reduction shall be made which would reduce the Total Commitment to an amount less than the aggregate outstanding principal amount of the Competitive Loans.

   (c) Each reduction in the Total Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Company shall pay to the Administrative Agent for the account of the Lenders, on each date of reduction of any portion of the Total Commitment, the Facility Fees on the amount of the Commitments so terminated accrued through the date of such termination or reduction.

   SECTION 2.11. Prepayment. (a) Each Borrower shall have the right at any time and from time to time to prepay any Standby Borrowing, in whole or in part, upon giving telecopy notice (or telephone notice promptly confirmed by telecopy) to the Administrative Agent: (i) before 10:00 a.m., New York City time, three Business Days prior to prepayment, in the case of Eurodollar Loans, and (ii) before 10:00 a.m., New York City time, one Business Day prior to prepayment, in the case of ABR Loans; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000. No prepayment may be made in respect of any Competitive Borrowing.

   (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.10, the Borrowers shall pay or prepay so much of the Standby Borrowings as shall be necessary in order that the aggregate principal amount of the Competitive Loans and Standby Loans outstanding will not exceed the Total Commitment, after giving effect to such termination or reduction.

   (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein. All prepayments under this Section 2.11 shall be subject to Section 2.14 but otherwise without premium or penalty. All prepayments under this Section 2.11 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

   SECTION 2.12. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall result in the imposition, modification or applicability of any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender, or shall result in the imposition on any Lender or the London interbank market of any other condition affecting this Agreement, such Lender's Commitment or any Eurodollar Loan or Fixed Rate Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan or to reduce the amount of any sum received or receivable by such Lender with respect to any Eurodollar Loan or Fixed Rate Loan hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then such additional amount or amounts as will compensate such Lender for such additional costs or reduction will be paid by the Borrowers to such Lender upon demand. Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this paragraph with respect to any Competitive Loan if the change giving rise to such request was applicable to such Lender at the time of submission of the Competitive Bid pursuant to which such Competitive Loan was made.

   (b) If any Lender shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards," or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of this Agreement, such Lender's Commitment or the Loans made by such Lender pursuant hereto to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time such additional amount or amounts as will compensate such Lender for such reduction will be paid by the Borrowers to such Lender. It is acknowledged that this Agreement is being entered into by the Lenders on the understanding that the Lenders will not be required to maintain capital against their Commitments under currently applicable laws, regulations and regulatory guidelines. In the event the Lenders shall be advised by any Governmental Authority or shall otherwise determine on the basis of pronouncements of any Governmental Authority that such understanding is incorrect, it is agreed that the Lenders will be entitled to make claims under this paragraph (b) based upon market requirements prevailing on the date hereof for commitments under comparable credit facilities against which capital is required to be maintained.

   (c) A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Company promptly by such Lender upon becoming aware of any costs pursuant to paragraphs
(a) or (b) above and shall be conclusive absent manifest error. The Company shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

   (d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to such period or any other period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed. No Lender shall be entitled to compensation under this Section 2.12 for any costs incurred or reduction suffered with respect to any date unless such Lender shall have notified the Company that it will demand compensation for such costs or reductions not more than 90 days after the later of (i) such date and (ii) the date on which such Lender shall have become aware of such costs or reductions. Notwithstanding any other provision of this
Section 2.12, no Lender shall demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

   SECTION 2.13. Change in Legality. (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Company and to the Administrative Agent, such Lender may:

   (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon such Lender shall not submit a Competitive Bid in response to a request for Eurodollar Competitive Loans and any request for a Eurodollar Standby Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

   (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or
(ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

   (b) For purposes of this Section 2.13, a notice by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt.

   SECTION 2.14. Indemnity. The Borrowers shall indemnify each Lender against any out-of-pocket loss or expense which such Lender may sustain or incur as a consequence of (a) any failure to borrow or to refinance any Loan hereunder after irrevocable notice of such borrowing or refinancing has been given pursuant to Section 2.03 or 2.04, (b) any payment, prepayment or conversion, or assignment required under Section 2.18, of a Eurodollar Loan required by any other provision of this Agreement (other than Section 2.13) or otherwise made or deemed made on a date other than the last day of the Interest Period, if any, applicable thereto, (c) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (d) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan or a Fixed Rate Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, refinanced or not borrowed or so assigned (assumed to be the LIBO Rate applicable thereto or, in the case of a Fixed Rate Loan, the fixed rate of interest applicable thereto) for the period from the date of such payment, prepayment, refinancing or failure to borrow or refinance or such assignment, to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or refinance the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying in similar investments the funds so paid, prepaid or not borrowed or refinanced or so assigned for the remainder of such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrowers and shall be conclusive absent manifest error.

   SECTION 2.15. Pro Rata Treatment. Except as required under Section 2.12, each payment or prepayment of principal of any Standby Borrowing, each payment of interest on the Standby Loans, each payment of the Facility Fees, each reduction of the Commitments and each refinancing of any Borrowing with a Standby Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Standby Loans). Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing. For purposes of determining the available Commitments of the Lenders at any time, each outstanding Competitive Borrowing shall be deemed to have utilized the Commitments of the Lenders (including those Lenders which shall not have made Loans as part of such Competitive Borrowing) pro rata in accordance with such respective Commitments. Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.

   SECTION 2.16.  Sharing of Setoffs.  Each Lender agrees
that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Standby Loan or Loans as a result of which the unpaid principal portion of its Standby Loans shall be proportionately less than the unpaid principal portion of the Standby Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Standby Loans of such other Lender, so that the aggregate unpaid principal amount of the Standby Loans and participations in the Standby Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Standby Loans then outstanding as the principal amount of its Standby Loans prior to such exercise of banker's lien, setoff or counter-claim or other event was to the principal amount of all Standby Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjust-ments shall be made pursuant to this Section 2.16 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Any Lender holding a participation in a Standby Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing to such Lender by reason thereof as fully as if such Lender had made a Standby Loan in the amount of such participation.

   SECTION 2.17. Payments. (a) The Borrowers shall make each payment (including principal of or interest on any Borrowing and any Facility Fees or other amounts) hereunder from an account in the United States not later than 12:00 noon, New York City time, on the date when due in dollars to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, in immediately available funds.

   (b) Whenever any payment (including principal of or interest on any Borrowing or any Facility Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Facility Fees, if applicable.

   SECTION 2.18.  Duty to Mitigate; Assignment of
Commitments Under Certain Circumstances. (a) Any Lender (or Transferee) claiming any additional amounts payable pursuant to Section 2.12 or Section 2.19 or exercising its rights under
Section 2.13 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Company or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

   (b) In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.09(b), 2.12 or 2.13, or the Borrowers shall be required to make additional payments to any Lender under Section 2.19, the Company shall have the right, at its own expense (which shall include the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all interests, rights and obligations contained hereunder to another financial institution approved by the Administrative Agent (which approval shall not be unreasonably withheld) which shall assume such obligations; provided that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the assignee or the Borrowers, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.

   SECTION 2.19. Taxes. (a) Any and all payments to the Lenders hereunder shall be made, in accordance with Section 2.17, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) income taxes imposed on the net income of the Administrative Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity a "Transferee")) and (ii) franchise taxes imposed on the net income of the Administrative Agent or any Lender (or Transferee), in each case by the jurisdiction under the laws of which the Administrative Agent or such Lender (or Transferee) is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, "Taxes"). If any Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Lender (or any Transferee) or the Administrative Agent, (i) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) such Lender (or Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

   (b) In addition, the Borrowers shall pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement ("Other Taxes").

   (c) The Borrowers shall indemnify each Lender (or Transferee) and the Administrative Agent for the full amount of Taxes and Other Taxes paid by such Lender (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney's fees and expenses)) arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability prepared by a Lender, or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Lender (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor.

   (d) If a Lender (or Transferee) or the Administrative Agent shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrowers, or with respect to which the Borrowers have paid additional amounts, pursuant to this Section 2.19, it shall promptly notify the Borrowers of the availability of such refund claim and shall, within 30 days after receipt of a request by the Borrowers, make a claim to such Governmental Authority for such refund at the Borrowers' expense. If a Lender (or Transferee) or the Administrative Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.19, it shall within 30 days from the date of such receipt pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section
2.19 with respect to the Taxes or Other Taxes giving rise to such refund), without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrowers, upon the request of such Lender (or Transferee) or the Administrative Agent, agree to repay the amount paid over to the Borrowers (plus penalties, interest or other charges) to such Lender (or Transferee) or the Administrative Agent in the event such Lender (or Transferee) or the Administrative Agent is required to repay such refund to such Governmental Authority.

   (e) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrowers to the relevant Governmental Authority, the Borrowers will deliver to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

   (f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.19 shall survive the payment in full of the principal of and interest on all Loans made hereunder for a period of 3 years.

   (g) Each Lender (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Lender") shall deliver to the Company and the Administrative Agent two copies of either United States Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Company under this Agreement. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 2.19(g), a Non-U.S. Lender shall not be required to deliver any form pursuant to this
Section 2.19(g) that such Non-U.S. Lender is not legally able to deliver.

   (h) The Borrowers shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S.
 Lender, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that
(i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Company; and provided further, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (g) above.

   (i) Any Lender (or Transferee) claiming any indemnity payment or additional amounts payable pursuant to this Section
2.19 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Company or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

   (j) Nothing contained in this Section 2.19 shall require any Lender (or Transferee) or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).


                         ARTICLE III

               Representations and Warranties

   The Company represents and warrants to each of the Lenders that:

   SECTION 3.01.  Corporate Existence and Power.  The
Company and each Borrowing Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

   SECTION 3.02. Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Company of this Agreement (a) is within the Company's corporate powers, (b) has been duly authorized by all necessary corporate action, (c) requires no action by or in respect of, or filing with, any Governmental Authority and (d) does not (i) contravene, or constitute a default under, any applicable provision of law or regulation either of the United States or a particular state thereof or of the certificate of incorporation or by-laws of the Company or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or (ii) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

   SECTION 3.03.  Binding Effect.  This Agreement
constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of the rights of its creditors generally and subject to general legal and equitable principles with respect to the availability of particular remedies.

   SECTION 3.04. Financial Information. (a) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of January 3, 1993 and the related consolidated statements of earnings and changes in financial position for the fiscal year then ended, reported on by Arthur Andersen & Co. and set forth in the Company's annual report on Form 10-K for the fiscal year ended January 3, 1993, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such fiscal year.

   (b) The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of October 3, 1993 and the related unaudited consolidated statements of earnings and changes in financial position for the nine months then ended, set forth in the Company's quarterly report on Form 10-Q for the fiscal quarter ended October 3, 1993, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in paragraph (a) of this Section 3.04, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such nine month period (subject to normal year-end adjustments).

   SECTION 3.05. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of a final adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries taken as a whole or which in any manner draws into question the validity of this Agreement.

   SECTION 3.06.  Compliance with ERISA.  The Company and
each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code relating to the Plans, and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

   SECTION 3.07. Taxes. United States Federal income tax returns of the Company and its Subsidiaries have been examined and closed through the fiscal year ended January 3, 1988. The Company and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary which the Company or any Subsidiary is not disputing in a good faith manner. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Company, adequate.

   SECTION 3.08.  Subsidiaries.  Attached hereto as Schedule
3.08 is a schedule which correctly identifies all Subsidiaries as of the date of this Agreement. Except as noted on Schedule 3.08, all of the issued and outstanding shares of the capital stock of each Subsidiary is duly issued and outstanding, fully paid and non-assessable and except for directors' qualifying shares and shares issued solely for the purpose of satisfying local requirements concerning the minimum number of shareholders is owned by the Company or a Subsidiary free and clear of any mortgage, pledge, lien or encumbrance.

   SECTION 3.09. Representations and Warranties of Each Borrowing Subsidiary. Each Borrowing Subsidiary shall be deemed by the execution and delivery of a Borrowing Subsidiary Agreement to have represented and warranted as of the date thereof as follows:

   (a) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business and in good standing in each other jurisdiction in which it owns property and/or conducts its business and in which failure to be so qualified and in good standing would have a materially adverse effect on the business of such Borrowing Subsidiary.

   (b) The execution, delivery and performance by it of its Borrowing Subsidiary Agreement, and the performance by it of the provisions of this Agreement applicable to it, are within its corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) its charter or by-laws (or the equivalent thereof) or (ii) any law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding on or affecting it.

   (c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of its Borrowing Subsidiary Agreement or for the performance by it of the provisions of this Agreement applicable to it, except for those which have been duly obtained or made and are in full force and effect.

   (d) It is not in breach of or default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which would have a material adverse effect on its ability to perform its obligations hereunder after taking into consideration its other financial obligations.

   (e) This Agreement is a legal, valid and binding obligation of such Borrowing Subsidiary enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of the rights of its creditors generally and subject to general legal and equitable principles with respect to the availability of particular remedies.

   (f) The proceeds of each Loan made to it will be used solely for general corporate purposes, including the acquisition of new businesses.

   SECTION 3.10. Federal Reserve Regulations. (a) Neither any Borrower nor any Subsidiary is engaged principally, or as a substantial part of its activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock (within the meaning of Regulation U).

   (b) No part of the proceeds of any Loan has been or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner or for any purpose that has resulted or will result in a violation of Regulation U.

   SECTION 3.11. Investment Company Act; Public Utility Holding Company Act. Neither any Borrower nor any Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

   SECTION 3.12.  Environmental and Safety Matters.  (a)
With respect to all facilities owned and operated by the Company and its Subsidiaries, or at which the Company or any of its Subsidiaries has a leasehold interest, other than any facilities referred to in (b) below, except as set forth in
Schedule 3.12(a) (i) the Company and each Subsidiary is in compliance in all material respects with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control or to employee health or safety (collectively "Environmental Laws") except where the failure to be in compliance so would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect; (ii) neither the Company nor any Subsidiary has received notice of any material failure so to comply, which non-compliance neither has been remedied nor is the subject of the Company's good faith efforts to achieve compliance, except where the failure to be in compliance would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect and (iii) the Company is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that in its judgment would be reasonably likely to result in a Material Adverse Effect.

   (b) With respect to the Federally owned or operated facilities listed on Schedule 3.12(b) at which the Company and/or its Subsidiaries are the management and operations contractor or such facilities at which the Company and/or its Subsidiaries may act as such after the date of this Agreement, except as set forth in Schedule 3.12(c) neither the Company nor any of its Subsidiaries has received notice of any claim under any Environmental Laws which in its judgment would be reasonably likely to result in a Material Adverse Effect.


                         ARTICLE IV

                    Conditions of Lending

   The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

   SECTION 4.01.  All Borrowings.  On the date of each
Borrowing:

   (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 or
Section 2.04, as applicable.

   (b)  The representations and warranties set forth in
Article III (except in the case of a refinancing that does not increase the aggregate principal amount of Loans of any Lender outstanding, the representations set forth in Section 3.05 and 3.12) hereof shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

   (c) At the time of and immediately after such Borrowing no Event of Default or Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the applicable Borrower on the date of such Borrowing as to the matters specified in paragraphs (b) and
(c) of this Section 4.01.

   SECTION 4.02.  Closing Date.  On the Closing Date:

   (a) The Administrative Agent shall have received the favorable written opinion of Murray Gross, Esq., dated the Closing Date and addressed to the Lenders and satisfactory to Cravath, Swaine & Moore, counsel for the Administrative Agent, to the effect set forth in Exhibit D-1 hereto.

   (b) The Administrative Agent shall have received (i) a copy of the certificate of incorporation, including all amendments thereto, of the Company, certified as of a recent date by the Secretary of State of its state of incorporation, and a certificate as to the good standing of the Company as of a recent date from such Secretary of State; (ii) a certificate of the Clerk or an Assistant Clerk of the Company dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Company as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,
(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of incorporation referred to in clause (i) above has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to such clause (i) and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of the Company; and
(iii) a certificate of another officer of the Company as to the incumbency and specimen signature of the Clerk or Assistant Clerk executing the certificate pursuant to (ii) above.

   (c) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial
Officer of the Company, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of
Section 4.01.

   (d) The Administrative Agent shall have received evidence of the termination of the Existing Facilities.

   SECTION 4.03.  First Borrowing by Each Borrowing
Subsidiary. On the first date on which Loans are made to each Borrowing Subsidiary:

   (a) The Administrative Agent shall have received the favorable written opinion of Murray Gross, Esq., dated the date of such Loans, addressed to the Lenders and satisfactory to Cravath, Swaine & Moore, counsel for the Administrative Agent, to the effect set forth in Exhibit D-2 hereto.

   (b) Each Lender shall have received a copy of the Borrowing Subsidiary Agreement executed by such Borrowing
Subsidiary.

   (c) Such Loans shall not violate any law, rule or regulation binding on any of the Lenders.

   (d) Each Lender shall have received from the Company an unaudited consolidated balance sheet and related consolidated statements of earnings and changes in financial position for the fiscal year most recently ended of such Borrowing
Subsidiary.

                          ARTICLE V

                          Covenants

   The Company covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Facility Fees or any other amounts payable hereunder shall be unpaid, unless the Required Lenders shall otherwise consent in writing:

   SECTION 5.01. Information. The Company will deliver to each of the Lenders:

   (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Arthur Andersen & Co. or other independent public accountants of nationally recognized standing acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Company and the Consolidated Subsidiaries in accordance with GAAP;

   (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of earnings and cash flows for such quarter and for the portion of the Company's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, compliance with GAAP and consistency by a Financial Officer of the Company;

   (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Financial Officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections 5.06 and 5.07 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

   (d) forthwith upon the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

   (e) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

   (f) promptly upon the filing thereof, copies of all annual or quarterly reports and upon request by any Lender copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) which the Company shall have filed with the Securities and Exchange Commission;

   (g) (i) as soon as possible after, and in any event within 30 days after the Company or any ERISA Affiliate knows or has reason to know that, any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Company to the PBGC in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer setting forth details as to such Reportable Event and the action that the Company proposes to take with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC,
(ii) promptly after receipt thereof, a copy of any notice that the Company or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection
(m) or (o) of Code Section 414) or to appoint a trustee to administer any such Plan, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action that the Company proposes to take with respect thereto, together with a copy of any such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by the Company or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Company or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, both within the meaning of Title IV of ERISA; and

   (h) from time to time such additional information regarding the financial position or business of the Company as any Lender may reasonably request.


   SECTION 5.02.  Corporate Existence; Businesses and
Properties. (a) The Company will, and will cause each Borrowing Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence.

   (b) Except to the extent that failure to do so would not have a Material Adverse Effect, the Company will, and will cause each Borrowing Subsidiary to, (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect all rights, licenses, permits and franchises material to the conduct of the business of the Company and the Subsidiaries, taken as a whole, (ii) comply with all laws and regulations applicable to it and (iii) conduct its business in substantially the same manner as heretofore conducted or as at the time permitted under applicable law.

   SECTION 5.03.  Insurance.  The Company will, and will
cause each Subsidiary to, keep its insurable properties adequately insured at all times by financially sound and reputable insurers, and maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses.

   SECTION 5.04. Litigation and Other Notices. The Company will give each Lender prompt written notice of the following:

   (a) the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit or proceeding which could reasonably be expected to result in a Material Adverse Effect;
and

   (b) any development in the business or affairs of the Company or any Subsidiary that has resulted in a Material
Adverse Effect.

   SECTION 5.05. Maintaining Records; Access to Properties and Inspections. The Company will, and will cause each Subsidiary to, maintain financial records in accordance with GAAP and, upon reasonable notice, at all reasonable times, permit (a) any authorized representative designated by any Lender to discuss the affairs, finances and condition of the Company and the Subsidiaries with a Financial Officer of the Company and such other officers as the Company shall deem appropriate and (b) any authorized representative designated by the Administrative Agent or the Required Lenders to visit and inspect the properties of the Company and of any Subsidiary.

   SECTION 5.06. Fixed Charge Coverage. The Company will not permit the ratio of (a) Consolidated EBIT to (b)
Consolidated Net Interest Expense for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter to be less than 5:1.

   SECTION 5.07. Net Debt to Capitalization Ratio. The Company will not permit on any date the ratio of (a) Consolidated Net Indebtedness on such date to (b) the sum of
(i) Shareholders' Equity on such date and (ii) Consolidated Net Indebtedness on such date to be greater than 0.35:1.00.

   SECTION 5.08. Negative Pledge. Neither the Company nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien securing Indebtedness on any asset now owned or hereafter acquired by it, except:

   (a)  Liens on all or part of the assets of Consolidated
Subsidiaries securing Indebtedness owing by Consolidated
Subsidiaries to the Company and Consolidated Subsidiaries;

   (b) mortgages on real property or security interests in personal property securing Indebtedness of the Company and Consolidated Subsidiaries in an aggregate amount not exceeding ten percent (10%) of the consolidated total assets of the Company and the Consolidated Subsidiaries;

   (c) Liens to secure taxes, assessments and other governmental charges or claims for labor, material or supplies to the extent that payment thereof shall not at the time be required to be made in accordance with Section 3.07 hereof;

   (d) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age, pension or other social security obligations;

   (e) Liens in respect of judgments or awards not exceeding $1,000,000 in the aggregate at any time, and any other Liens with respect to which the execution or enforcement thereof is being effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

   (f) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens, in existence less than 120 days from the date of creation thereof;

   (g) encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Company or a Consolidated Subsidiary is a party, and other similar encumbrances none of which in the opinion of the Company interferes materially with the use of the property in the ordinary conduct of the business of the Company and the Consolidated Subsidiaries; and similar encumbrances on interests in real estate located outside the United States, which defects do not individually or in the aggregate have a material adverse effect on the business of the Company individually or of the Company and the Consolidated Subsidiaries on a consolidated basis; and

   (h) notwithstanding the provisions of subsection (b) hereof, security interests in Margin Stock if, and to the extent that, the value of all such Margin Stock owned by the Company and its Consolidated Subsidiaries exceeds 25% of the value of the total assets of the Company and its Consolidated Subsidiaries subject to this Section 5.08.

   SECTION 5.09.  Consolidations, Mergers and Sales of
Assets. (a) The Company will not (i) consolidate or merge with or into any other person unless (A) the Company shall be the surviving entity and (B) immediately thereafter no Default or Event of Default shall have occurred and be continuing or
(ii) sell, lease or otherwise transfer all or any substantial part of its assets to any other person. The Company will not sell, lease or otherwise transfer any of its assets to any other person except for full and adequate consideration.

   (b) No Borrowing Subsidiary will (i) consolidate or merge with or into any other person unless (A) if the surviving entity shall be other than such Borrowing Subsidiary, (x) such surviving entity or the Company shall have assumed in writing all obligations of such Borrowing Subsidiary relating to this Agreement and (y) such surviving entity shall be 100% owned by the Company and (B) no Default or Event of Default shall have occurred and be continuing either before or immediately after such consolidation or merger or (ii) sell, lease or otherwise transfer all or any substantial part of its assets to any other person. No Borrowing Subsidiary will sell, lease or otherwise transfer any of its assets to any other person except for full and adequate consideration.

                        ARTICLE VI

                      Events of Default

   In case of the happening of any of the following events
(each an "Event of Default"):

   (a) any representation or warranty made or deemed made in or in connection with the execution and delivery of this Agreement or the Borrowings hereunder or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with this Agreement shall prove to have been incorrect in any material respect when so made, deemed made or furnished;

   (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

   (c) default shall be made in the payment of any interest on any Loan or any Facility Fee or any other amount (other than an amount referred to in paragraph (b) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

   (d) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Sections 5.02 or 5.06 through 5.09;

   (e) default shall be made in the due observance or performance of any covenant, condition or agreement contained herein (other than those specified in paragraphs (b), (c) or (d) above) and such default shall continue unremedied for a period of 10 days after notice thereof from the Administrative Agent or any Lender to the Company;

   (f) the Company or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in an aggregate principal amount in excess of $15,000,000, when and as the same shall become due and payable, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity;

   (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Subsidiary, or of a substantial part of the property or assets of the Company or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the property or assets of the Company or a Subsidiary or (iii) the winding up or liquidation of the Company or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

   (h) the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the property or assets of the Company or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

   (i) one or more final and nonappealable judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or any Subsidiary to enforce any such final and nonappealable judgment or judgments aggregating in excess of $5,000,000;

   (j) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(l) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Company to the PBGC or to a Plan in an aggregate amount exceeding $5,000,000 and, within 30 days after the reporting of any such Reportable Event to the Administrative Agent, the Administrative Agent shall have notified the Company in writing that (i) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a lien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans;

   (k) (i) the Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan,
(ii) the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $5,000,000 or requires payments exceeding $1,000,000 in any year;

   (1) the Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Company and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $1,000,000; or

   (m) a Change in Control shall occur; then, and in every such event (other than an event with respect to the Company described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Facility Fees and all other liabilities of the Borrowers accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding; and, in any event with respect to the Company described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Facility Fees and all other liabilities of the Borrowers accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding.


                        ARTICLE VII

                          Guarantee

   The Company unconditionally and irrevocably guarantees the due and punctual payment and performance, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, of the Guaranteed Obligations. The Company further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligations.

   The Company waives presentment to, demand of payment from and protest to the Borrowing Subsidiaries of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by
(a) the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce any right or remedy against the Borrowing Subsidiaries under the provisions of this Agreement or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any guarantee or any other agreement; or (c) the failure of any Lender or the Administrative Agent to exercise any right or remedy against any other guarantor of the Guaranteed Obligations.

   The Company further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any security, if any, held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on its books, in favor of the Borrowing Subsidiaries or any other person.

   The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Company hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement, any guarantee or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company as a matter of law or equity.

   To the extent permitted by applicable law, the Company waives any defense based on or arising out of any defense available to the Borrowing Subsidiaries, including any defense based on or arising out of any disability of the Borrowing Subsidiaries, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowing Subsidiaries, other than final payment in full of the Guaranteed Obligations. The Administrative Agent and the Lenders may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, or exercise any other right or remedy available to them against the Borrowing Subsidiaries, or any security without affecting or impairing in any way the liability of the Company hereunder except to the extent the Guaranteed Obligations have been fully and finally paid. The Company waives any defense arising out of any such election even though such election operates to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Company against any Borrowing Subsidiary or any security.

   The Company further agrees that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Lender upon the bankruptcy or reorganization of any Borrowing Subsidiary or otherwise.

   In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent or any Lender, forthwith pay or cause to be paid to the Administrative Agent or such Lender in cash the amount of such unpaid Guaranteed Obligation.

   Upon payment by the Company of any sums to the Administrative Agent or any Lender, as provided above, all rights of the Company against the other Borrowers arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Guaranteed Obligations to the Administrative Agent and the Lenders; provided, however, that to the extent any right of subrogation that the Company might have pursuant to this Agreement or otherwise would constitute the Company a "creditor" of any Borrower within the meaning of Section 547 of Title 11 of the United States Code as now in effect or hereafter amended, or any comparable provision of any successor statute, the Company hereby irrevocably waives and releases such right of subrogation.


                       ARTICLE VIII

                  The Administrative Agent

   In order to expedite the transactions contemplated by this Agreement, Chemical Bank is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or holder and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrowers of any Event of Default of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute promptly to each Lender copies of all notices, financial statements and other materials delivered by the Borrowers pursuant to this Agreement as received by the Administrative Agent.

   Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrowers of any of the terms, conditions, covenants or agreements contained in this Agreement. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or other instruments or agreements. The Administrative Agent may deem and treat the Lender that makes any Loan as the holder of the indebtedness resulting therefrom for all purposes hereof until it shall have received notice from such Lender, given as provided herein, of the transfer thereof. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrowers on account of the failure of or delay in performance or breach by any other Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrowers of any of their respective obligations hereunder or in connection herewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

   The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

   Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent reasonably acceptable to the Company. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

   With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

   Each Lender agrees (i) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder or, if the Commitments shall have been terminated, the amount of its outstanding Loans) of any out-of-pocket expenses incurred for the benefit of the Lenders by the Administrative Agent, including reasonable counsel fees and compensation of agents paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrowers and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by it under this Agreement to the extent the same shall not have been reimbursed by the Borrowers; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or any of its directors, officers, employees or agents. Each Lender agrees that any allocation made in good faith by the Administrative Agent of expenses or other amounts referred to in this paragraph between this Agreement and the Facility A Credit Agreement shall be conclusive and binding for all purposes.

   Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.


                        ARTICLE IX

                        Miscellaneous

   SECTION 9.01. Notices. Except as otherwise expressly provided herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:

   (a) if to any Borrower, to EG&G, Inc., 45 William Street,
Wellesley, Massachusetts 02181, Attention of Treasurer,
(Telecopy No. 617-431-4279);

   (b) if to the Administrative Agent, to it at 270 Park
Avenue, New York, New York 10017, Attention of Ted Swimmer,
(Telecopy No. 212-270-2625); and

   (c) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

   SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Facility Fee or any other amount payable under this Agreement is outstanding and unpaid or the Commitments have not been terminated.

   SECTION 9.03.  Binding Effect.  This Agreement shall
become effective when it shall have been executed by the Company and the Administrative Agent and when the Administrative Agent shall have received copies hereof (telecopied or otherwise) which, when taken together, bear the signature of each Lender, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrowers shall not have the right to assign any rights hereunder or any interest herein without the prior consent of all the Lenders.


   SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any party that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns.

   (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or a domestic Affiliate of a Lender, the Company must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000,
(iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Accep-tance, and a processing and recordation fee of $3,000 and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof,
(A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.19 and 9.05, as well as to any Facility Fees accrued for its account hereunder and not yet paid)). Notwithstanding the foregoing, any Lender assigning its rights and obligations under this Agreement may retain any Competitive Loans made by it outstanding at such time, and in such case shall retain its rights hereunder in respect of any Loans so retained until such Loans have been repaid in full in accordance with this Agreement.

   (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or the financial condition of the Borrowers or the performance or observance by the Borrowers of any obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

   (d) The Administrative Agent shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and the Borrowers, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each party hereto, at any reasonable time and from time to time upon reasonable prior notice.

   (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee together with an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Company to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

   (f) Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each participating bank or other entity shall be entitled to the benefit of the cost protection provisions contained in Sections 2.12, 2.14 and
2.19 to the same extent as if it was the selling Lender (but limited to the amount that could have been claimed by the selling Lender had it continued to hold the interest of such participating bank or other entity), except that all claims made pursuant to such Sections shall be made through such selling Lender, and (iv) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such Lender's rights and obligations under this Agreement, and such selling Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or changing or extending the Commitments).

   (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender; provided that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any such information.

   (h) The Borrowers shall not assign or delegate any rights and duties hereunder without the prior written consent of all Lenders.

   (i) Any Lender may at any time pledge all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such pledge shall release any Lender from its obligations hereunder or substitute any such Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, each Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to such Borrower by the assigning Lender hereunder.

   SECTION 9.05. Expenses; Indemnity. (a) The Borrowers agree, jointly and severally, to pay the fees and disbursements of counsel for the Administrative Agent in connection with entering into this Agreement and in connection with any amendments, modifications or waivers of the provisions hereof, and agree, jointly and severally, to pay the reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement or the Loans made hereunder, including the reasonable fees and disbursements of counsel for the Administrative Agent or any Lender.

   (b) The Borrowers agree, jointly and severally, to indemnify the Administrative Agent, each Lender, each of their Affiliates and the directors, officers, employees and agents of the foregoing (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or from such Indemnitee's violation of the Federal securities laws prohibiting insider trading.

   (c) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section shall be payable on written demand therefor.

   SECTION 9.06.  Applicable Law.  THIS AGREEMENT SHALL BE
CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE
LAWS OF THE STATE OF NEW YORK.

   SECTION 9.07. Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower or any Subsidiary in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

   (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) increase the Commitment or decrease the Facility Fee of any Lender or extend any date for payment thereof without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 2.15 or Section 9.04(h), the provisions of this Section or the definition of the "Required Lenders," or (iv) release the Company from any of its obligations under Article VII hereof without the prior written consent of each Lender; provided further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any assignee of its rights and interests hereunder.

   SECTION 9.08. Entire Agreement. This Agreement constitutes the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obliga-tions or liabilities under or by reason of this Agreement.

   SECTION 9.09.  Severability.  In the event any one or
more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

   SECTION 9.10.  Counterparts.  This Agreement may be
executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03.

   SECTION 9.11.  Headings.  Article and Section headings
and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

   SECTION 9.12. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or account of the Company and any Borrowing Subsidiary now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Company after such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

   SECTION 9.13.  Jurisdiction; Consent to Service of
Process. (a) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to paragraph (b) below, nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto in the courts of any jurisdiction.

   (b) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

   (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in
Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

   SECTION 9.14. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certification in this Section.

   SECTION 9.15. Addition of Borrowing Subsidiaries. Each wholly owned Subsidiary of the Company which shall deliver to the Administrative Agent a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company shall, upon such delivery and without further act, become a party hereto and a Borrower hereunder with the same effect as if it had been an original party to this Agreement.

   SECTION 9.16. Confidentiality. Each Lender and the Administrative Agent agree to keep confidential the Information (as defined below), except that any such Lender and the Administrative Agent shall be permitted to disclose Information (a) to such of its officers, directors, employees, agents and representatives as need to know such Information;
(b) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, including with respect to the enforcement of this Agreement, provided that such Lender and the Administrative Agent shall use reasonable efforts to notify the Company of such prospective disclosure a reasonable time prior to any such disclosure and shall take such actions reasonably requested by the Company to assist the Company in obtaining a protective order or confidential treatment with respect to such Information (it being understood that failure to give such notice after having made any such reasonable efforts shall not result in any liability hereunder to such Lender or the Administrative Agent, as the case may be); (c) to the extent requested by any bank regulatory authority; (d) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Agreement, (ii) becomes available to such Lender or the Administrative Agent on a non-confidential basis from a source other than the Company and its Affiliates or (iii) was available to such Lender or the Administrative Agent on a non-confidential basis prior to its disclosure to such Lender or the Administrative Agent by the Company or its Affiliates; (e) to any actual or prospective assignee or participant in any rights of such Lender or the Administrative Agent under this Agreement, provided that such assignee or participant delivers to the Administrative Agent or such Lender, as applicable, a confidentiality letter containing substantially the undertakings set forth in this Section 9.16 and (f) to the extent the Company shall have consented to such disclosure in writing. As used in this Section 9.16, "Information" shall mean any materials, documents and information (other than annual reports, prospectuses, proxy statements and other materials distributed to the Company's shareholders) that the Company or any of its Subsidiaries may have furnished or may hereafter furnish to the Administrative Agent or any Lender in connection with Sections 4.03(d), 5.01, 5.04 and 5.05 of this Agreement.

   SECTION 9.17.  Collateral.  Each of the Lenders
represents to each of the other Lenders that it in good faith is not relying upon any Margin Stock (as defined in Regulation
U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

   SECTION 9.18. Interest Rate Limitation. Notwith-standing anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, all Charges payable to such Lender shall be limited to the Maximum Rate.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                         EG&G, INC.,

                           by
                              /s/ John F. Alexander, II
                              John F. Alexander, II
                              Corporate Controller
                              Acting Chief Financial Officer

                         CHEMICAL BANK, individually and as
                         Administrative Agent,

                           by
                              /s/ John J. Huber III
                                  John J. Huber III
                              Managing Director

                         THE FIRST NATIONAL BANK OF BOSTON,

                           by
                              /s/ Thomas Farley Jr.
                                  Thomas Farley Jr.
                              Vice President

                         DRESDNER BANK A.G., NEW YORK BRANCH
                         AND GRAND CAYMAN BRANCH,

                           by
                              /s/ Ernest Fung
                                  Ernest Fung
                              Vice President

                           by
                              /s/J. M. Leffler
                                 J. M. Leffler
                              First Vice President

                         THE NORTHERN TRUST COMPANY,

                           by
                              /s/Greg Werd
                              Greg Werd
                              Vice President

                         ROYAL BANK OF CANADA,

                           by



                         SOCIETE GENERALE,

                           by
                              /s/Jan Wertlieb
                              Jan Wertlieb
                              Vice President

                         WACHOVIA BANK OF GEORGIA, N.A.,

                           by
                              /s/Linda M. Harris
                              Linda M. Harris
                              Senior Vice President

                        EXHIBIT A-1
                           FORM OF

                   COMPETITIVE BID REQUEST

Chemical Bank, as Administrative Agent for the Lenders referred to below
270 Park Avenue
New York, NY 10017
                                                      [Date]
Attention:  Ted Swimmer

Ladies and Gentlemen:

The undersigned, EG&G, Inc., a Massachusetts corporation (the "Company"), refers to the [3-Year] [364-Day] Competitive Advance and Revolving Credit Facility Agreement dated as of March 21, 1994 (as amended, modified, extended or restated from time to time, collectively, the "Credit Agreement"), among the Company, the Lenders named therein and Chemical Bank, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Company hereby gives you notice pursuant to Section 2.03(a) of the Credit Agreement that it requests a Competitive Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Competitive Borrowing is requested to be made:

(A)  Interest Rate Basis 1/        ____________   ____________ ___________

(B)  Date of Competitive Borrowing
     (which is a Business Day)     ____________   ____________ ___________

(C)  Interest Period and the last
     day thereof 2/                ____________   ____________ ___________

(D)  Principal Amount of
     Competitive Borrowing 3/     $____________  $____________ $__________

     Upon acceptance of any or all of the Loans offered by the Lenders in response to this request, the Company shall be deemed to affirm as of such date the representations and warranties made in the Credit Agreement to the extent specified in Article IV thereof.

                         Very truly yours,

                         EG&G, INC.

                           by__________________________
                           Title: (Responsible Officer)


Copy to:
Chemical Bank Agency Services Corporation
Grand Central Tower
140 East 45th Street
New York, New York  10017
Attention:  Sandra Miklave


1/ Eurodollar Competitive Loan or Fixed Rate Loan.
2/ Which shall be subject to the definition of "Interest
Period" and end not later than the Maturity Date.
3/ Not less than $5,000,000 and in integral multiples of $1,000,000.

                         EXHIBIT A-2
                           FORM OF

                 COMPETITIVE BID INVITATION


[Name of Lender]
[Address]
                                                                 [Date]
Ladies and Gentlemen:

     Reference is made to the [3-Year] [364-Day] Competitive Advance and Revolving Credit Facility Agreement dated as of March 21, 1994 (as amended, modified, extended or restated from time to time, collectively, the "Credit Agreement"), among EG&G, Inc., a Massachusetts corporation (the "Company"), the Lenders named therein and Chemical Bank, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Company made a Competitive Bid Request on [date], 19 , pursuant to Section 2.03(a) of the Credit Agreement, and in that connection you are invited to submit a Competitive Bid by [Date]/[Time]. 1/ Your Competitive Bid must comply with Section 2.03(b) of the Credit Agreement and the terms set forth below on which the Competitive Bid Request was made:

(A) Interest Rate Basis
(B) Date of Competitive Borrowing
(C) Interest Period and the last
    day thereof
(D) Principal Amount of
    Competitive Borrowing       $


                         Very truly yours,

                         CHEMICAL BANK, as Administrative
                         Agent,

                           by
                              ________________________________
                              Title:

1/ The Competitive Bid must be received by the Administrative Agent (i) in the case of Eurodollar Competitive Loans, not later than 9:30 a.m., New York
     City time, three Business Days before a proposed Competitive Borrowing, and (ii) in the case of Fixed Rate Loans, no later than 9:30 a.m., New York City time, on the Business Day of a proposed Competitive Borrowing.

                        EXHIBIT A-3
                           FORM OF

                       COMPETITIVE BID

Chemical Bank, as Administrative Agent
for the Lenders referred to below,
270 Park Avenue
New York, NY 10017
                                                      [Date]
Attention:  Ted Swimmer

Ladies and Gentlemen:

     The undersigned, [Name of Lender], refers to the [3-Year] [364-Day] Competitive Advance and Revolving Credit Facility Agreement dated as of March 21, 1994 (as amended, modified, extended or restated from time to time, collectively, the "Credit Agreement"), among EG&G, Inc., a Massachusetts corporation (the "Company"), the Lenders named therein and Chemical Bank, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby makes a Competitive Bid pursuant to Section 2.03(b) of the Credit Agreement, in response to the Competitive Bid Request made by the Company on [date], 19 , and in that connection sets forth below the terms on which such Competitive Bid is made:

(A) Interest Period and
    last day thereof     ______________  __________________   _____________

(B) Principal Amount 1/ $______________ $__________________  $_____________

(C) Competitive Bid
    Rate 2/              ______________  __________________   _____________

     The undersigned hereby confirms that it is prepared, subject to the conditions set forth in the Credit Agreement, to extend credit to the Company upon acceptance by the Company of this bid in accordance with Section 2.03(d) of the Credit Agreement.

                         Very truly yours,

                         [NAME OF LENDER],

                          by
                           ________________________________
                           Title:


Copy to:
Chemical Bank Agency Services Corporation
Grand Central Tower
140 East 45th Street
New York, New York  10017
Attention:  Sandra Miklave

1/ Not less than $5,000,000 or greater than the requested Com-petitive Borrowing and in integral multiples of $1,000,000.
Multiple bids will be accepted by the Administrative Agent.

2/ i.e., LIBOR + or -   %, in the case of Eurodollar
Competitive Loans or    %, in the case of Fixed Rate Loans.

                       EXHIBIT A-4
        FORM OF COMPETITIVE BID ACCEPT/REJECT LETTER

                                                      [Date]

Chemical Bank, as Administrative Agent
for the Lenders referred to below
270 Park Avenue
New York, NY 10017

Attention:  Ted Swimmer

Ladies and Gentlemen:

     The undersigned, EG&G, Inc. (the "Company"), refers to the [3-Year] [364-Day] Competitive Advance and Revolving Credit Facility Agreement dated as of March 21, 1994 (as amended, modified, extended or restated from time to time, collectively, the "Credit Agreement"), among the Company, the Lenders named therein and Chemical Bank, as Administrative Agent.

     In accordance with Section 2.03(c) of the Credit
Agreement, we have received a summary of bids in connection with our Competitive Bid Request dated ___________ and in accordance with Section 2.03(d) of the Credit Agreement, we hereby accept the following bids for maturity on [date]:

Principal Amount

                           $
                           $

Fixed Rate/Margin

[%]/[+/-.  %]

Lender

We hereby reject the following bids:

Principal Amount

                           $
                           $

Fixed Rate/Margin

[%]/[+/-.  %]

Lender


     The $              should be deposited in Chemical Bank
account number [           ] on [date].


Very truly yours,

EG&G, INC.

     by

          Name:
          Title:

Copy To:
Chemical Bank Agency Services Corporation
Grand Central Tower
140 East 45th Street
New York, NY  10017
Attention:  Sandra Miklave

                        EXHIBIT A-5
                           FORM OF

                  STANDBY BORROWING REQUEST

Chemical Bank, as Administrative Agent
for the Lenders referred to below,
270 Park Avenue
New York, NY 10017
                                                      [Date]
Attention:  Ted Swimmer

Ladies and Gentlemen:

     The undersigned, EG&G, Inc., a Massachusetts corporation (the "Company"), refers to the [3-Year] [364-Day]
 Competitive Advance and Revolving Credit Facility
Agreement dated as of March 21, 1994 (as amended, modified, extended or restated from time to time, collectively, the "Credit Agreement"), among the Company, the Lenders named therein and Chemical Bank, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Company hereby gives you notice pursuant to Section 2.04 of the Credit Agreement that it requests a Standby Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Standby Borrowing is requested to be made:

(A)      Date of Standby Borrowing
         (which is a Business Day)    _________________________________

(B)      Principal Amount of
         Standby Borrowing 1/        $_________________________________

(C)      Interest rate basis 2/       _________________________________

(D)      Interest Period and the
         last day thereof 3/          _________________________________

     Upon acceptance of any or all of the Loans made by the Lenders in response to this request, the Company shall be deemed to have represented and warranted (but only to the extent required by Section 4.01 of the Credit Agreement) that the conditions to lending specified in Section 4.01(b) and (c) of the Credit Agreement have been satisfied.

                         Very truly yours,

                         EG&G, INC.

                            by
                              ___________________________
                              Title: [Responsible Officer]

Copy to:
Chemical Bank Agency Services Corporation
Grand Central Tower
140 East 45th Street
New York, New York  10017
Attention:  Sandra Miklave

1/ Not less than $5,000,000 and in integral multiples of $1,000,000.
2/ Eurodollar Standby Loan or ABR Loan.
3/ Which shall be subject to the definition of "Interest
Period" and end not later than the Maturity Date.

                        EXHIBIT B
                ADMINISTRATIVE QUESTIONNAIRE

                         EG&G, INC.

Please accurately complete the following information and return via FAX to the attention of Sandra Miklave at Chemical
Bank Agency Services Corporation as soon as possible.

FAX Number: 212-622-0002

LEGAL NAME OF YOUR INSTITUTION TO APPEAR IN DOCUMENTATION:




GENERAL INFORMATION - DOMESTIC RATE LENDING OFFICE:
Institution Name:
Street Address:
City, State, Zip Code:


GENERAL INFORMATION - EURODOLLAR LENDING OFFICE:
Institution Name:
Street Address:
City, State, Zip Code:


CREDIT CONTACTS/NOTIFICATION METHODS:
Primary Contact:
Street Address:
City, State, Zip Code:
Phone Number:
FAX Number:

Backup Credit Contact:
Street Address:
City, State, Zip Code:
Phone Number:
FAX Number:


TAX WITHHOLDING:
    UNITED STATES
    Non-Resident Alien or Foreign Corporation or Other Foreign
Entity   __________ YES   __________ NO
    If yes, please enclose Form 4224, 1001 or W-8. If no, please enclose Form W-9.
    Tax ID Number _________________________________

CONTACTS/NOTIFICATION METHODS:
ADMINISTRATIVE CONTACTS - BORROWINGS, PAYDOWNS, INTEREST,
FEES, ETC.

Contact:
Street Address:
City, State, Zip Code:
Phone Number:
FAX Number:
Telex & Answer Back:

PAYMENT INSTRUCTIONS:
Name of Bank where funds are to be transferred:

Routing Transit/ABA number of Bank where funds are to be transferred:

Name of Account, if applicable:

Account Number:
Additional Information:


BID LOAN NOTIFICATIONS:
Contact:
Street Address:
City, State, Zip Code:
Phone Number:
Fax Number:

MAILINGS:
Please specify who should receive financial information:

Name:
Street Address:
City, State, Zip Code:


It is very important that all of the above information is accurately filled in and returned promptly. If there is someone other than yourself who should receive this questionnaire, please notify us of their name and FAX number and we will FAX them a copy of the questionnaire. If you have any questions, please call Sandra Miklave at 212-622-0005, telecopy 212-622-0002.

                         EXHIBIT C
                           FORM OF

                  ASSIGNMENT AND ACCEPTANCE

     Reference is made to the [3-Year] [364-Day] Competitive Advance and Revolving Credit Facility Agreement dated as of March 21, 1994, (as amended, modified, extended or restated from time to time, collectively, the "Credit Agreement"), among EG&G, Inc., a Massachusetts corporation, the Lenders named therein and Chemical Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

     1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth on the following page, the interests set forth on the following page (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the following page in the Commitment of the Assignor on the Effective Date and the Loans owing to the Assignor which are outstanding on the Effective Date, together with unpaid interest accrued on the assigned Loans to the Effective Date and the amount, if any, set forth on the following page of the Fees accrued to the Effective Date for the account of the Assignor. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in
Section 9.04(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Credit Agreement or any other document issued in connection therewith and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

     2. This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's exemption from withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty, all duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire and (iii) a processing and recordation fee of $3,000.

     3. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New
York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee's Address for Notices:

Effective Date of Assignment
(may not be fewer than 5 Business
Days after the Date of Assignment):

                                                     Percentage Assigned of
                                                     Facility and Commitment
                                                     (set forth, to at least
                                                     8 decimals, as a percentage
                     Principal Amount Assigned (and  of the Facility and the
                     identifying information as to   aggregate Commitments of
Facility             individual Competitive Loans)   all Lenders therunder)
------------------------------------------------------------------------------
Commitment Assigned:         $                                      %

Standby Loans:               $                                      %

Competitive Loans:           $                                      %

Fees Assigned (if any):      $                                      %

The terms set forth above and on the preceding
page are hereby agreed to:                [Accepted


________________, as Assignor             CHEMICAL BANK, as Administrative Agent


By:__________________________             By:__________________________
     Name:                                    Name:
     Title:                                   Title:


________________, as Assignee

EG&G, INC.

By:__________________________             By:__________________________
     Name:                                    Name:
     Title:                                   Title:                      ]
                         ]

                       EXHIBIT D-1
            FORM OF OPINION OF MURRAY GROSS, ESQ.




                                                      [Date]

To the Lenders party to the Credit
  Agreements referred to below and
  Chemical Bank, as Administrative Agent

Ladies and Gentlemen:

     I am the General Counsel of EG&G, Inc., a Massachusetts corporation (the "Company"), and have acted in the capacity of General Counsel in connection with each of the 3-Year and 364-Day
 Competitive Advance and Revolving Credit Facility
Agreements dated as of March 21, 1994 (collectively, the
"Credit Agreements"), among the Company, the lenders listed in
Schedule 2.01 thereto (the "Lenders"), and Chemical Bank, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). This opinion letter is being furnished to you at the request of the Company pursuant to
Section 4.02(a) of the Credit Agreements. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreements.

     In connection with the opinions expressed below, I have examined the Credit Agreements (including the Exhibits thereto) and originals or copies, certified or otherwise identified to my satisfaction, of (a) such corporate records of the Company as I have considered appropriate, including copies of the articles of incorporation, as amended, and by-laws, as amended, of the Company certified as in effect on the date hereof (collectively, the "Charter Documents") and certified copies of resolutions of the board of directors of the Company and (b) such other certificates, agreements, documents and other instruments of the Company as I have deemed relevant and necessary as a basis for the opinions hereinafter expressed, and I have assumed the genuineness of all signatures therein. The documents listed above are collectively referred to herein as the "Documents".

     Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

     1. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is qualified to do business in every jurisdiction where such qualification is necessary except where the failure to so qualify would not have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries taken as a whole, (b) has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and (c) has the corporate power to execute, deliver and perform its obligations under each of the Documents to which it is a party and to borrow under the Credit Agreements.

     2. The execution, delivery and performance by the Company of each of the Documents to which it is a party and the borrowings under the Credit Agreements (a) are within the Company's corporate powers, (b) have been duly authorized by all necessary corporate action, (c) require no action by or in respect of, or filing with, any Governmental Authority, (d) do not (i) contravene, or constitute a default under, any applicable provision of statutory law or regulation either of the United States or the Commonwealth of Massachusetts or of the Charter Documents of the Company or of any existing agreement, judgment, injunction, order, decree or other instrument binding upon the Company or (ii) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries and (e) do not and will not (i) violate any order of any Governmental Authority binding upon the Company, (ii) violate, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any existing indenture, mortgage, agreement for borrowed money, bond, note or similar instrument or any other material agreement to which the Company is a party or by which the Company or any of its property is bound.

     3. There is no action, suit or proceeding pending against, or to my knowledge threatened against the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable probability of a final adverse decision which would materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries taken as a whole or which in any manner draws into question the validity of any Document to which the Company is a party.

     4. Each of the Documents to which the Company is a party has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles from time to time in effect.

     5. Assuming that the proceeds of the Loans are used for the purposes set forth in the Credit Agreements, the making of the Loans and such use will not violate or be inconsistent with Regulation G, T, U or X of the Board of Governors of the Federal Reserve System of the United States.

     6. The Company is not (a) an "investment company" as defined in, or subject to regulation under, the Investment
Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding
Company Act of 1935, as amended.

     The opinions expressed herein are limited to the laws of the Commonwealth of Massachusetts and of the United States of America.

     This letter is furnished by me solely for your benefit and for the benefit of assignees of your rights and obligations under the Credit Agreements in connection with the transactions referred to in the Documents and may not, without my prior written consent, be circulated to, or relied upon by, any other person or used in any other context.
                                                Very truly yours,
263A
                                                 EXHIBIT D-2
            FORM OF OPINION OF MURRAY GROSS, ESQ.


                                                      [Date]


To the Lenders party to the Credit
  Agreements referred to below and
  Chemical Bank, as Administrative Agent

Ladies and Gentlemen:

     I am the General Counsel of EG&G, Inc., a Massachusetts
corporation (the "Company"), and have acted in the capacity of
General Counsel in connection with (a) each of the 3-Year and
364-Day Competitive Advance and Revolving Credit Facility
Agreements dated as of March 21, 1994 (collectively, as in
effect on the date hereof, the "Credit Agreements"), among the
Company, the lenders listed in Schedule 2.01 thereof (together with their successors and assigns, the "Lenders"), and
Chemical Bank, as administrative agent for the Lenders (in
such capacity, the "Administrative Agent") and (b) the
Borrowing Subsidiary Agreement dated as of the date hereof
(the "Borrowing Subsidiary Agreement") among the Company, [New
Borrower], a [        ] corporation (the "New Borrower"), the
Lenders and the Administrative Agent.  This opinion letter is being furnished to you at the request of the Company pursuant to Section 4.03(a) of the Credit Agreements.  Capitalized
terms used but not defined herein shall have the meanings
assigned to such terms in the Credit Agreements.

     In connection with the opinions expressed below, I have examined (a) the Credit Agreements (including the Exhibits thereto), (b) the Borrowing Subsidiary Agreement and (c) originals or copies, certified or otherwise identified to my satisfaction, of (i) such corporate records of the New
Borrower as I have considered appropriate, including copies of the articles of incorporation, as amended, and by-laws, as amended, of the New Borrower certified as in effect on the date hereof (collectively, the "Charter Documents") and certified copies of resolutions of the board of directors of the New Borrower and (ii) such other certificates, agreements, documents and other instruments of the New Borrower as I have deemed relevant and necessary as a basis for the opinions hereinafter expressed. The documents listed above are collectively referred to herein as the "Documents".

     Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

     1. The New Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business and in good standing in each other jurisdiction in which it owns property and/or conducts its business and in which failure to be so qualified and in good standing would have a materially adverse effect on the business of the New
Borrower.

     2.  The execution, delivery and performance by the New
Borrower of its Borrowing Subsidiary Agreement, and the performance by the New Borrower of the provisions of the Credit Agreements applicable to it, are within its corporate powers, have been duly authorized by all necessary corporate action and do not contravene (a) its Charter Documents or (b) any law or any contractual restriction binding on or affecting it.

     3. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the New Borrower of its Borrowing Subsidiary Agreement or for the performance by the New Borrower of the provisions of the Credit Agreements applicable to it, except for those which have been duly obtained or made and are in full force and effect.

     4.  The Borrowing Subsidiary Agreement and the Credit
Agreements are legal, valid and binding obligations of the New
Borrower enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of the rights of creditors generally and subject to general equitable principles from time to time in effect.

     The opinions expressed herein are limited to the laws of the Commonwealth of Massachusetts and of the United States of America.

     This letter is furnished by me solely for your benefit and for the benefit of assignees of your rights and obligations under the Credit Agreements in connection with the transactions referred to in the Documents and may not, without my prior written consent, be circulated to, or relied upon by, any other person or used in any other context.


                                 Very truly yours,



263A
                                                   EXHIBIT E

     BORROWING SUBSIDIARY AGREEMENT dated as of _________ ,
19__, among EG&G, INC., a Massachusetts corporation (the
"Company"), [Name of Subsidiary], a [          ] corporation
(the "New Subsidiary"), the Lenders named in Schedule 2.01 to the Credit Agreements referred to below (together with their successors and assigns, the "Lenders") and CHEMICAL BANK, a
New York banking corporation, as Administrative Agent for the
Lenders (in such capacity, the Administrative Agent).

     Reference is hereby made to each of the 3-Year and 364-Day
 Competitive Advance and Revolving Credit Facility
Agreements dated as of March 21, 1994 (collectively, the
"Credit Agreements") between the Company, the Borrowing
Subsidiaries (as such term is defined therein; together with the Company, the "Borrowers"), the Lenders and the Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreements. Under the Credit
Agreements, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make revolving credit loans to the Company and to wholly owned Subsidiaries that execute and deliver to the Lenders Borrowing Subsidiary
Agreements in the form of this Agreement. The Company represents that the New Subsidiary is a wholly owned
Subsidiary. The parties hereto agree that the guarantee of the Company contained in the Credit Agreements applies to the obligations of the New Subsidiary. In consideration of being permitted to borrow under the Credit Agreements upon the terms and subject to the conditions set forth therein, the New
Subsidiary agrees that from and after the date of this Agreement it will be, and will be liable for the observance and performance of all the obligations of, a Borrowing
Subsidiary under the Credit Agreements (including as a Borrower thereunder), as the same may be amended from time to time, to the same extent as if it had been one of the original parties to the Credit Agreements including, without limitation, Section 9.13 thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

                             [New Subsidiary]

                               by _________________________
                                  Name:
                                  Title:

                                                EG&G, INC.,

                               by _________________________
                                  Name:
                                  Title:


                             CHEMICAL BANK, as Administrative
                             Agent on behalf of the Lenders,

                               by _________________________
                                  Name:
                                  Title:

                                                         Schedule 2.01
                                                   to Credit Agreement

                        Lenders and Commitments

Lender                                                     Commitment

Chemical Bank                                              $28,000,000
270 Park Avenue, 9th Floor
New York, New York  10017
Attention:  Theodore Swimmer
Telephone: (212) 270-5720
Telecopy:  (212) 270-3504

The First National Bank of Boston                           28,000,000
100 Federal Street
Boston, MA 02110
Attention:  Mr. Thomas F. Farley, Jr.
Telephone: (617) 434-5812
Telecopy:  (617) 434-0637

Dresdner Bank A.G., New York Branch                         21,000,000
and Grand Cayman Branch
75 Wall Street
New York, NY 10005-2889
Attention:  Mr. Ernest Fung
Telephone: (212) 575-0237
Telecopy:  (212) 921-9416

The Northern Trust Company                                  21,000,000
50 South LaSalle Street
Chicago, IL 60675
Attention:  Mr. Gregory F. Werd, Jr.
Telephone: (312) 444-3504
Telecopy:  (312) 444-3508

Royal Bank of Canada                                        21,000,000
New York Branch
c/o New York Operations Center
Pierrepont Plaza
300 Cadman Plaza West
Brooklyn, New York 11201-2701
Attention:  Manager, Loans Administration
Telephone: (212) 858-7168
Telecopy:  (718) 522-6292/3

with a copy to:
Royal Bank of Canada
Financial Square
New York, New York 10005-3531
Attention:  Sheryl L. Greenberg
Telephone:  (212) 428-6476
Telecopy:   (212) 428-6459

Societe Generale                                            28,000,000
50 Rockefeller Plaza
New York, NY 10020
Attention:  Ms. Jan Wertlieb
Telephone: (212) 830-6881
Telecopy:  (212) 581-8752

Wachovia Bank of Georgia, N.A.                             $28,000,000
191 Peachtree Street, N.E.
Atlanta, GA 30303
Attention:  Ms. Elizabeth Colt
Telephone: (404) 332-4089
Telecopy:  (404) 332-6898

                                                        CONFORMED COPY

     AMENDMENT No. 1 (this "Amendment"), dated as of March 15, 1995, to the 364-Day Competitive Advance and Revolving Credit Facility Agreement
(the "364-Day Agreement"), dated as of March 21, 1994, among EG&G, INC., a Massachusetts corporation (the "Company"), the Borrowing Subsidiaries
(as such term is defined herein; together with the Company, the "Borrowers"), the Lenders listed in Schedule 2.01 thereof (the
"Lenders") and CHEMICAL BANK, a New York banking corporation, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used herein and defined in the 364-Day Agreement have the meanings set forth in the 364-Day
Agreement.

     WHEREAS, the Borrowers have requested and the Administrative Agent and the Lenders are willing to amend certain provisions of the 364-Day
Agreement for the limited purposes described and on the terms and conditions set forth herein;

     NOW, THEREFORE, for and in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, subject to Section 5 below, as follows:

     1. The definition of the term "Maturity Date" in Section 1.01 of the 364-Day Agreement is hereby deleted and replaced by the following sentence: "Maturity Date" shall mean March 19, 1996.

     2. The representations and warranties in the 364-Day Agreement are correct in all material respects on and as of the date hereof, before and after the execution and delivery of this Amendment, as though made on and as of the date hereof and no event has occurred and is continuing, or would result from the execution and delivery of this Amendment, that constitutes a Default or Event of Default.

     3. Except as otherwise expressly modified hereby, all terms and provisions of the 364-Day Agreement shall be and shall remain unchanged and the 364-Day Agreement is hereby ratified and confirmed and shall be and shall remain in full force and effect, enforceable in accordance with its terms. Any reference in the 364-Day Agreement, or in any documents or instruments required thereunder or annexes or schedules thereto, referring to the 364-Day Agreement shall be deemed to refer to the 364-Day Agreement as amended by this Amendment.

     4. This Amendment may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same
Amendment.

     5. The Company represents and warrants that it has all requisite power and authority to enter into this Amendment, that this Amendment has been duly and validly authorized, executed and delivered by such party and this Amendment is the legal, valid and binding obligation of such party. This Amendment shall become effective only upon the receipt by the Administrative Agent of an opinion of counsel for the Company confirming the representation and warranty set forth in the preceding sentence together with evidence of the Company's authority to enter into this Amendment, in each case satisfactory to the Administrative Agent.

     6.  THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN
ACCORDANCE
WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK AS THOUGH
WHOLLY-MADE
AND PERFORMED WITHIN SUCH STATE.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                 EG&G, INC.,

                                       by
                                     /s/  Tom Sauser
                                     Name:   Tom Sauser
                                     Title:  CFO


                                 CHEMICAL BANK, individually and
                                 as Administrative Agent for the
                                 Lenders,

                                   by
                                     /s/  Claude Setton
                                     Name:   Claude Setton
                                     Title:  Vice President

                                 THE FIRST NATIONAL BANK OF
                                 BOSTON,

                                   by
                                     /s/  Thomas F. Farley, Jr.
                                     Name:   Thomas F. Farley, Jr.
                                     Title:  Director


                                 DRESDNER BANK A.G., NEW YORK
                                 BRANCH AND GRAND CAYMAN BRANCH,

                                   by
                                     /s/  Ernest Fung
                                     Name:   Ernest Fung
                                     Title:  VP


                                   by
                                     /s/  J.M. Leffler
                                     Name:   J.M. Leffler
                                     Title:  SVP


                                 THE NORTHERN TRUST COMPANY,

                                   by
                                     /s/  Curtis C. Tatham, III
                                     Name:   Curtis C. Tatham, III
                                     Title:  Commercial Banking
                                           Officer

                                 ROYAL BANK OF CANADA,

                                   by
                                     /s/  T.L. Gleason
                                     Name:   T.L. Gleason
                                     Title:  Vice President

                                 SOCIETE GENERALE,

                                   by
                                     /s/  Jan Wertlieb
                                     Name:   Jan Wertlieb
                                     Title:  Vice President


                                 WACHOVIA BANK OF GEORGIA, N.A.,

                                   by
                                     /s/  Linda M. Harris
                                     Name:   Linda M. Harris
                                     Title:  SVP


                                                        CONFORMED COPY

     AMENDMENT No. 2 (this "Amendment"), dated as of March 14, 1996, to the 364-Day Competitive Advance and Revolving Credit Facility Agreement, dated as of March 21, 1994, as amended by Amendment No. 1 thereto dated as of March 15, 1995 (as so amended, the "Agreement"), among EG&G, INC., a Massachusetts corporation (the "Company"), the Borrowing Subsidiaries
(as such term is defined therein; together with the Company, the "Borrowers"), the Lenders listed in Schedule 2.01 thereof (the
"Lenders") and CHEMICAL BANK, a New York banking corpora-tion, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used herein and defined in the Agreement have the meanings set forth in the Agreement.

     WHEREAS the Borrowers have requested and the Administrative Agent and the Lenders are willing to amend certain provisions of the Agreement for the limited purposes described and on the terms and conditions set forth herein.

     NOW, THEREFORE, for and in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, on the terms and subject to the conditions set forth herein, as follows:

     SECTION 1. Amendments. (a) The preamble of the Agreement is hereby amended by deleting therefrom the reference to "$175,000,000" and replacing it with a reference to "$100,000,000".

     (b)  Section 1.01 of the Agreement is hereby amended by:

     (i) Adding the following new definitions in their proper alphabetical order:

         "'Amendment Effective Date' shall mean the date on which each condition to effectiveness set forth in Section 3 of Amendment No.
     2 to this Agreement dated as of March 14, 1996, has been satisfied".

         "'Applicable Percentage' shall mean on any date, with respect to Eurodollar Standby Loans or with respect to the Facility Fee, as the case may be, the applicable percentage set forth below under the caption 'Eurodollar Spread' or 'Facility Fee
     Percentage', as the case may be, based upon the Ratings in effect on such date:


Category 1
Eurodollar Spread
Facility Fee Percentage


Aa3 or higher by Moody's;
AA- or higher by S&P
                                 .150%
                                 .050%


Category 2

A1 or A2 by Moody's;
A+ or A by S&P


                                 .170%


                                 .055%


Category 3

A3 by Moody's;
A- by S&P


                                 .190%


                                 .060%


Category 4

Baa1 by Moody's;
BBB+ by S&P


                                 .220%


                                 .080%


Category 5

Baa2 by Moody's;
BBB by S&P


                                 .225%


                                 .125%


Category 6

Baa3 by Moody's;
BBB- by S&P


                                 .250%


                                 .150%


Category 7

Ba1 or lower by Moody's;
BB+ or lower by S&P


                                 .375%


                                 .250%


     For purposes of the foregoing, (i) if the Ratings shall fall within different Categories, the Applicable Percentage shall be based upon the higher of the two Categories; provided, however, that if the difference in the Ratings is greater than one
     Category, the Applicable Percentage will be based on the Category which is one Category below the higher Rating; (ii) if no Ratings exist, the Applicable Percentage shall be based upon Category 7, and (iii) if any Rating shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the rating agency making such change. Each such change in the Applicable Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.
     If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the parties hereto shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency, and pending the effectiveness of any such amendment the Applicable Percentage shall be determined by reference to the rating most recently in effect prior to such change or cessation."

         "'Moody's' shall mean Moody's Investors Service, Inc., or any of its successors."

         "'Ratings' shall mean the ratings from time to time established by Moody's and S&P for senior, unsecured, non-credit-enhanced long-term debt of the Company."

         "'S&P' shall mean Standard and Poor's Rating Group, a division of The McGraw-Hill Companies, Inc., or any of its successors."

     (ii)  Deleting therefrom the definition of "Consolidated Net
     Indebtedness" and replacing it with the following definition:

         "'Consolidated Net Indebtedness' shall mean, for any date, (a) the sum of all outstanding Indebtedness of the Company and its Consolidated Subsidiaries as of such date less (b) the lesser of
     (i) $50,000,000 and (ii) Eligible Investments as of such date, all determined on a consolidated basis in accordance with GAAP."

     (iii)  Deleting therefrom the definition of "Facility A Credit
     Agreement" and replacing it with the following definition:

         "'Facility A Credit Agreement' shall mean the 3-Year
     Competitive Advance and Revolving Credit Facility Agreement dated the date hereof among the parties hereto, as amended from time to time."

     (iv) Deleting therefrom the definition of "Maturity Date" and replacing it with the following definition:

         "'Maturity Date' shall mean March 12, 1997."

         (c) Section 2.05(a) of the Agreement is hereby deleted in its entirety and replaced with the following sentences:

     "The Company agrees to pay to each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and
     December 31 (with the first payment being due on March 31, 1996) and on the date on which the Commitment of such Lender shall be terminated as provided herein, a facility fee (a 'Facility Fee'), at a rate per annum equal to the Applicable Percentage from time to time in effect on the average daily amount of the Commitment of such Lender, whether used or unused, during the preceding quarter
     (or other period commencing on the Amendment Effective Date, or ending with the Maturity Date or the date on which the Commitment of such Lender shall be terminated). All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Facility Fee due to each Lender shall commence to accrue on the Amendment Effective Date, and shall cease to accrue on the earlier of the Maturity Date and the termination of the Commitment of such Lender as provided herein."

     (d) Section 2.07(a)(i) of the Agreement is hereby amended by replacing the reference to "1/4 of 1%" with a reference to "the
Applicable Percentage from time to time in effect".

     (e)  Each reference in Section 3.04(a) of the Agreement to "January
3, 1993" is hereby replaced with a reference to "January 1, 1995", and each reference in Section 3.04(b) of the Agreement to "October 3, 1993" is hereby replaced with a reference to "October 1, 1995".

     (f) Schedule 2.01 to the Agreement is hereby deleted and replaced with Schedule 2.01 to this Amendment. It is understood and agreed that immediately prior to the effectiveness of this Amendment the Company shall have terminated all the Commitments then outstanding and that upon the effectiveness of this Amendment, notwithstanding the provisions of
Section 2.10(b) of the Agreement, the outstanding Commitments shall be as set forth on Schedule 2.01 to this Amendment.

     (g) Schedule 3.08 and Schedule 3.12(b) to the Agreement are hereby deleted and replaced, respectively, with Schedule 3.08 and Schedule
3.12(b) to this Amendment.

     SECTION 2. Representations and Warranties. The Company represents and warrants as of the Amendment Effective Date to each of the Lenders and the Administrative Agent that:

     (a) This Amendment has been duly authorized, executed and delivered by the Company, and this Amendment is, and the Agreement, as amended hereby, will upon the Amendment Effective Date be, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (whether enforcement is sought by proceedings in equity or at law).

     (b) The representations and warranties set forth in Article III of the Agreement, as amended hereby, are true and correct in all material respects with the same effect as if made on the Amendment
Effective Date, except to the extent such representations and warranties expressly relate to an earlier date.

     (c) Immediately before and immediately after the effectiveness of this Amendment, no Event of Default or Default has occurred and is continuing.

     SECTION 3. Conditions to Effectiveness. This Amendment shall become effective as of and from the Amendment Effective Date when (a) the Administrative Agent shall have received counterparts of this Amendment that, when taken together, bear the signatures of all the parties hereto and (b) each of the following conditions precedent shall have been satisfied in respect of this Amendment:

     (i) immediately prior to the effectiveness of this Amendment, the Company shall have effectively terminated all the Commitments then outstanding in accordance with Section 2.10 of the Agreement (and, solely for purposes of permitting each termination, the notice requirements of Section 2.10 are hereby waived);

     (ii) the Administrative Agent shall have received the payment in full of all obligations of the Borrowers outstanding under the Agreement, this Amendment or any related agreement;

     (iii) the Administrative Agent shall have received a certificate, dated the Amendment Effective Date and signed by a Financial Officer of the Company, confirming (i) that the representations and warranties set forth in Article III of the Agreement, as amended hereby, are true and correct in all material respects, with the same effect as though made on and as of the Amendment Effective Date, except to the extent that such representations and warranties expressly relate to an earlier date, and
(ii) that no Event of Default or Default has occurred and is continuing;

     (iv) the Administrative Agent shall have received certified copies of the resolutions of the Board of Directors of the Company approving or authorizing approval of the execution and delivery of this Amendment and the performance of the Agreement as amended hereby;

     (v) the Administrative Agent shall have received a certificate of the Clerk or an Assistant Clerk of the Company, dated the Amendment
Effective Date, (A) as to the absence of amendments to the certificate of incorporation or the by-laws of the Company since March 21, 1994 (or, in the event there shall have been any such amendments, setting forth copies thereof certified by the Secretary of State of Massachusetts in the case of amendments to the certificate of incorporation and by the Clerk or an Assistant Clerk of the Company in the case of amendments to the by-laws), and (B) certifying the incumbency and signatures of the officer or officers of the Company signing this Amendment;

     (vi) the Administrative Agent shall have received a favorable written opinion of the General Counsel for the Company, dated the Amendment Effective Date and addressed to the Lenders, to the effect set forth in Exhibit D-1 of the Agreement, provided that, for purposes of the foregoing, references in such Exhibit to execution and delivery of the Agreement shall be deemed to refer to execution and delivery of this Amendment and other references therein to the Agreement shall be deemed to refer to the Agreement as amended hereby;

     (vii) the Amendment Effective Date shall have occurred on or prior to March 19, 1996.

     SECTION 4. Agreement. Except as specifically stated herein, the provisions of the Agreement are and shall remain in full force and effect. As used therein, the terms "Agreement", "herein", "hereunder", "hereinafter", "hereto", "hereof" and words of similar import shall, unless the context otherwise requires, refer to the Agreement as amended hereby.

     SECTION 5.  Applicable Law.  THIS AMENDMENT SHALL BE
GOVERNED BY,
AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE
STATE OF NEW
YORK.

     SECTION 6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.

     SECTION 7.  Expenses.  The Company agrees to reimburse the
Administrative Agent for all reasonable out-of-pocket expenses incurred by it in connection with this Amendment, including, but not limited to, the reasonable fees, charges and disbursements of Cravath, Swaine &
Moore, counsel for the Administrative Agent.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                             EG&G, INC.,

                              by
                                ______________________________
                                Name:
                                Title:


                              CHEMICAL BANK, individually and as
                              Administrative Agent for the Lenders,

                               by
                                 ______________________________
                                 Name:
                                 Title:

                              DRESDNER BANK A.G., NEW YORK BRANCH AND
                              GRAND CAYMAN BRANCH,

                                by
                                   /s/  J. Michael Leffler
                                   Name:  J. Michael Leffler
                                   Title: Senior Vice President

                                by
                                    /s/  Ernest Fung
                                    Name:  Ernest Fung
                                    Title: Vice President

                              THE FIRST NATIONAL BANK OF BOSTON,

                                by

                                    Name:
                                    Title:

                              THE FIRST NATIONAL BANK OF CHICAGO,

                                by

                                     Name:
                                     Title:


                              THE NORTHERN TRUST COMPANY,

                                by
                                   /s/  Lawson E. Whiting
                                   Name:  Lawson E. Whiting
                                   Title: Commercial Banking Officer


                              ROYAL BANK OF CANADA,

                                by
                                   /s/  Sheryl L. Greenberg
                                   Name:  Sheryl L. Greenberg
                                   Title: Manager


                              SOCIETE GENERALE,

                                by
                                   /s/  Michelle Martin
                                   Name:  Michelle Martin
                                   Title: Assistant Vice President


                               STANDARD CHARTERED BANK,

                                 by
                                   /s/  William R. Leute, II
                                   Name:  William R. Leute, III
                                   Title: Senior Vice President

                                 by
                                   /s/  Gerard Lob
                                   Name:  Gerard Lob
                                   Title: Vice President


                                WACHOVIA BANK OF GEORGIA, N.A.,

                                  by

                                    Name:
                                    Title:

                          Schedule 2.01

                        Lenders and Commitments
     Lender                                           Commitment

     Chemical Bank                                    $16,000,000
     140 E. 45th Street
     29th Floor
     New York, NY  10017
     Attention:  Sandra Miklave
     Telephone: (212) 622-0005
     Telecopy:  (212) 622-0002

     Dresdner Bank A.G., New York Branch              $10,500,000
     and Grand Cayman Branch
     75 Wall Street
     New York, NY 10005-2889
     Attention:  Mr. Ernest Fung
     Telephone: (212) 574-0237
     Telecopy:  (212) 574-0130

     The First National Bank of Boston                $10,500,000
     100 Federal Street
     Boston, MA 02110
     Attention:  Mr. Christopher Francis
     Telephone: (617) 434-2203
     Telecopy:  (617) 434-0637

     The First National Bank of Chicago               $10,500,000
     153 W. 51st St.
     Equitable Building, 8th Floor
     Suite 4000
     New York, NY 10019
     Attention:  Mr. Thomas M. Harkless
     Telephone: (212) 373-1175
     Telecopy:  (212) 373-1388

     The Northern Trust Company                       $10,500,000
     50 South LaSalle Street
     Chicago, IL 60675
     Attention:  Mr. J. Chip McCall
     Telephone: (312) 444-3504
     Telecopy:  (312) 444-3508

Royal Bank of Canada                                  $10,500,000
     New York Branch
     c/o New York Operations Center
     Pierrepont Plaza
     300 Cadman Plaza West
     Brooklyn, NY  11201-2701
     Attention:  Manager, Loan Administration
     Telephone: (212) 858-7168
     Telecopy:  (718) 522-6292/3

     with a copy to:
     Royal Bank of Canada
     One Financial Square, 12th Floor
     New York, NY 10005-3531
     Attention:  Sheryl L. Greenberg
     Telephone:  (212) 428-6476
     Telecopy:   (212) 428-6459

     Societe Generale                                 $10,500,000
     1221 Avenue of the Americas
     New York, NY  10020
     Attention:  Ms. Michelle Martin
     Telephone: (212) 278-7126
     Telecopy:  (212) 278-7430

     Standard Chartered Bank                          $10,500,000
     7 World Trade Center
     New York, NY  10048
     Attention:  Mr. Gerard Lob
     Telephone: (212) 667-0501
     Telecopy:  (212) 667-0225

     Wachovia Bank of Georgia, N.A.                   $10,500,000
     191 Peachtree Street, N.E.
     Atlanta, GA 30303
     Attention:  Ms. Elizabeth Colt
     Telephone: (404) 332-4089
     Telecopy:  (404) 332-6898

                        SCHEDULE 3.12 (a)


                              None

                        SCHEDULE 3.12 (b)


     -    Mound Facility, Miamisburg, Ohio
     -    Tooele Chemical Demilitarization Facility, Tooele, Utah
     -    Kennedy Space Center, Florida
     -    Langley Research Center, Langley, Virginia


                        SCHEDULE 3.12 (c)


                               None

                    SCHEDULE 3.08 Subsidiaries



                                        State or Country    Number
                                        of Incorporation    of
     Name of Company                    or Organization     Parent
-------------------------------------------------------------------------------
1    EG&G, Inc.                         Massachusetts       N/A
2    EG&G Alabama, Inc.                 Alabama             1
3    EG&G Aluminum, Inc.                Delaware            33
4    EG&G Astrophysics Research
       Corporation                      California          1
5    EG&G Automotive Research, Inc.     Texas               22
6    EG&G Birtcher, Inc.                California          33
7    EG&G Benelux B.V.                  Netherlands         73 (77%) 1 (23%)
8    EG&G Canada Investments, Inc.      Canada              86
9    EG&G Canada Limited                Canada              1 (10%) 28 (43.5%)
                                                            38 (46.5%)
10   EG&G Chandler Engineering Company  Oklahoma            1
11   EG&G Defense Materials, Inc.       Utah                1
12   EG&G do Brasil Ltda.               Brazil              22 (95%) 85 (5%)
13   EG&G Dynatrend, Inc.               Delaware            1
14   EG&G E.C.                          Bahrain             22
15   EG&G Energy Measurements, Inc.     Nevada              1
16   EG&G Environmental, Inc.           Delaware            1
17   EG&G Exporters Ltd.                U.S. Virgin Islands 22
18   EG&G Florida, Inc.                 Florida             1
19   EG&G Flow Technology, Inc.         Arizona             1
20   EG&G Gamma Scientific,
      Incorporated                      Delaware            22
21   EG&G GmbH                          Germany             22
22   EG&G Holdings, Inc.                Massachusetts       1 (87%) 24 ( 6%)
                                                            71 (5%) 10 (2%)
23   EG&G Idaho, Inc.                   Idaho               22
24   EG&G Instruments, Inc.             Delaware            22
25   EG&G Instruments GmbH              Germany             1
26   EG&G International, Ltd.           Cayman Islands      22
27   EG&G Japan, Inc.                   Delaware            22
28   EG&G Judson Infrared, Inc.         Pennsylvania        1
29   EG&G KT Aerofab, Inc.              California          22
30   EG&G Langley, Inc.                 Virginia            18
31   EG&G Ltd.                          United Kingdom      22 (80.9%) 4 (19.1%)
32   EG&G Management Systems, Inc.      New Mexico          1
33   EG&G Metals, Inc.                  Massachusetts       1
34   EG&G Missouri Metal
      Shaping Company                   Missouri            22
35   EG&G Mound Applied
      Technologies, Inc.                Ohio                1
36   EG&G Omni, Inc.                    Philippines         22
37   EG&G Power Systems, Inc.           California          1
38   EG&G Pressure Science Incorporated Maryland            22
39   EG&G Rocky Flats, Inc.             Colorado            1
40   EG&G Sealol Eagle, Inc.            Delaware            42 (51%)
41   EG&G Sealol Ltd. (Sealol Egypt)    Egypt               22 (22%) 26 (78%)
42   EG&G Sealol, Inc.                  Delaware            22
43   EG&G Services, Inc.                Delaware            1
44   EG&G Special Projects, Inc.        Nevada              1
45   EG&G Star City, Inc.               Ohio                2
46   EG&G Structural Kinematics, Inc.   Michigan            1
47   EG&G S.A.                          France              26
48   EG&G SpA                           Italy               22
49   EG&G Technical Services of
      West Virginia, Inc.               West Virginia       51
50   EG&G Ventures, Inc.                Massachusetts        1
51   EG&G Washington Analytical         District of Columbia 1
      Services Center, Inc.
52   EG&G Watertown, Inc.               Massachusetts       73
53   Antarctic Support Associates
      (Partnership)                     Colorado            1 (40%)
54   Benelux Analytical
       Instruments S.A.                 Belgium             1 (92.3%)
55   Berthold Analytical
       Instruments, Inc.                Delaware            1
56   Berthold A.G.                      Switzerland         58
57   Berthold France S.A.               France              47
58   Berthold GmbH                      Germany             1
59   Berthold Munchen GmbH              Germany             67 (60%)
60   Biozone Oy                         Finland             83
61   B.A.I. GmbH                        Austria             58
62   Eagle EG&G Aerospace Co. Ltd.      Japan               1 (49%)
63   EC III, Inc.                       New Mexico          1 (50%)
64   Heimann Optoelectronics GmbH       Germany             67
65   Heimann Shenzhen
       Optoelectronics Co. Ltd.         China               64  (90%)
66   IC Sensors, Inc.                   California          1
67   Laboratorium Prof. Dr. Rudolf      Germany             21 (58.0%) 25 (2.3%)
      Berthold GmbH & Co. KG                                5 (39.7%)
68   NOK EG&G Optoelectronics
      Corporation                       Japan               1 (49%)
69   Pribori Oy                         Finland             83
70   PT EG&G Heimann Optoelectronics    Indonesia           22
71   Reticon Corporation                California          1
72   Reynolds Electrical &
      Engineering Co., Inc.             Texas               1
73   Rotron Incorporated                New York            1
74   Science Support Corporation        Delaware            1
75   Sealol Hindustan Limited           India               42 (20%)
76   Sealol S.A.                        Venezuela           42
77   Seiko EG&G Co. Ltd.                Japan               1 (49%)
78   Shanghai EG&G Reticon
      Optoelectronics Co. Ltd.          China               71 (50%)
79   Societe Civile Immobiliere         France              1 (82.5%) 57 (17.5%)
80   Vactec, Inc.                       Missouri            1
81   WALLAC A/S                         Denmark             83
82   WALLAC Norge AS                    Norway              83
83   WALLAC Oy                          Finland             22
84   WALLAC Sverige AB                  Sweden              83
85   WALLAC, Inc.                       Maryland            1
86   Wellesley B.V.                     Netherlands         87
87   Wickford N.V.                      Netherlands Antillies  26
88   Wright Components, Inc.            New York            1
89   ZAO Pribori                        Russia              69